UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2025

CENTRAL RORO, LLC

(Exact name of issuer as specified in its charter)

Delaware	93-3133266
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

829 N 1st Ave, Suite 201, Phoenix, AZ 85003

(Full mailing address of principal executive offices)

(800) 617-8981

(Issuer’s telephone number, including area code)

Units of Membership Interest (“Units”)

Title of each class of securities issued pursuant to Regulation A

i

Use of Terms

Except as otherwise indicated by the context and for the purposes of this report only, references in this report to “we,” “us,” “our,” “our company” or “Central RoRo” refer to Central RoRo, LLC, a Delaware limited liability company.

Special Note Regarding Forward Looking Statements

Certain information contained in this report includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about our company’s future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to our company and our management and our interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events.

Forward-looking statements are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Item 1. Business—Risk Factors” below, and matters described in this report generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this report will in fact occur.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Item 1. Business of the Company

Central RoRo, LLC (the “Company”) is a limited liability company formed on August 16, 2023, under the laws of the State of Delaware. The Company is a special purpose vehicle formed to facilitate investment into its Operating Affiliate, Main & Main RoRo Property Owner, LLC (“Main & Main” or the “Operating Affiliate”), with whom the Company shares a Manager, Central RoRo Manager, LLC (the “Manager”). Main & Main will develop, construct, and operate a Phoenix, Arizona-based Atari-themed hotel and attached Atari Entertainment Complex (the “Atari Hotel” or the “Project”) on a 46,000 square-foot parcel of land in the Roosevelt Row Arts District in Phoenix, Arizona (the “Land Parcel”). The Company is headquartered at 829 N 1st Ave, Suite 201, Phoenix, AZ 85003. The Company’s telephone number is (800) 617-8981 and its website is www.atarihotels.com.

As of December 31, 2025, the Company had not commenced its planned principal operations and had not generated any revenue. The Company’s activities since inception have been limited to formational activities and activities undertaken in furtherance of the qualification and commencement of the Company’s planned Tier 2 Regulation A offering (the “Offering”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). The Offering contemplates a minimum offering amount of $8,668,000 (17,336 Units) and a maximum offering amount of $75,000,000 (150,000 Units), at a price of $500 per Unit, on a best-efforts basis. The Offering is being conducted through DealMaker Securities LLC and OpenDeal Broker LLC d/b/a The Capital R as broker-dealers, with Enterprise Bank & Trust serving as escrow agent. As of the date of this Annual Report, to the Company’s knowledge, the Initial Closing of the Offering has not yet occurred and no Units have been issued or are outstanding. Main & Main has not yet become a majority-owned subsidiary of the Company. Upon the Initial Closing of the Offering, the Company intends to acquire a majority ownership interest in Main & Main and to fund the development of the Atari Hotel project. The Company is dependent upon additional capital resources for the ongoing costs of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to operationalize the Company’s planned operations.

Properties

The Company does not directly own or lease any real property. The Land Parcel on which the Atari Hotel project is planned to be developed (a 46,000 square-foot parcel located at 840 N Central Ave, Phoenix, AZ 85004) is owned by Main & Main RoRo Property Owner, LLC, an affiliate of the Company and not a subsidiary as of the date of this Annual Report.

Legal Proceedings

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition, or results of operations. As of the date of this Annual Report, there are no known material pending legal proceedings against the Company.

Risk Factors

Investing in our securities involves a significant degree of risk. In evaluating our company and an investment in our securities, careful consideration should be given to the following risk factors, in addition to the other information included in this report. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our securities. The following is a summary of the most significant factors. We are still subject to all the same risks that all companies in our industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Holding Company Structure

There are risks posed by our holding company structure.

We have a holding company structure, and as such, the Company’s only assets upon the initial closing of the Offering, and thereafter, will be the Main & Main Units which the Company will acquire via its investment of the net offering proceeds from the Offering into Main & Main. As a holding company, the Company has no material business operations and does not expect to receive any distributions from Main & Main, or to make any distributions to the holders of its Units, until the Phoenix, Arizona-based Atari Hotel begins to generate revenue. As such, the Company and its Unitholders will depend on the appreciation in value of the Phoenix, Arizona Atari Hotel and the future potential resale of the Main & Main Units and Units, respectively, in order to realize any return on their investments. As such, the risks posed to the Company and its Unitholders are the same as the risks associated with Main & Main that affect the value of Main & Main’s assets since the value of Main & Main’s assets will dictate the value of the Company’s investments in the Main & Main Units, and in turn, the value of the Units. As such, the occurrence of any material adverse effects on Main & Main due to the below risks will have a downstream material adverse effect on the Company’s results of operations, business, and financial condition and could have the effect of materially reducing the value of our Units sold in the Offering or causing the same to become worthless.

An investment in the Offering is an investment in the Company’s Units, and not in Main & Main directly, the assets of Main & Main, or the Main & Main Units.

An investment in the Offering is specifically an investment in the Units of the Company, and not directly in Main & Main, Main & Main’s underlying assets, or the Main & Main Units which will be held by the Company. As such, the nature of your indirect investment in Main & Main via your purchase of our Units poses the following types of risks:

●	Market Perception and Sentiment. The value of the Company’s Units is significantly influenced by investors’ perception of the Company, which may not always align with the financial condition and operational status of Main & Main. Market sentiment can be swayed by broader economic indicators, industry trends, or speculative forces, leading to potential discrepancies between the intrinsic value of Main & Main’s assets and the market value of the Units.
●	Indirect Exposure. Investors in the Units have indirect exposure to the successes and failures of Main & Main. While this might buffer investors from immediate impacts of any negative developments within Main & Main, it also means that positive gains realized by Main & Main might not directly or fully translate to increased value of the Units due to the holding structure and any associated costs or liabilities that the Company might bear.
●	Operational Risks. Operational risks at Main & Main, such as management decisions, project failures, or unforeseen operational hurdles, could detrimentally affect Main & Main’s valuation and, by extension, the value of the Company’s Units. Investors have no direct say in the operational decisions of Main & Main, adding a layer of risk stemming from potentially divergent interests between the Company’s management and Main & Main’s operational team.
●	Financial Performance and Distribution Risks. Neither Main & Main nor the Company intend to make any distributions until after the Atari hotel begins operating and generating revenue, if at all. Thus, the value of our Units and the ability of the holders thereof to obtain a favorable return on their investment will depend on the appreciation in value of the Main & Main Units, via the appreciation in value of the Phoenix, Arizona-based Atari Hotel, the development of an active public trading market for the Units, or the future potential resale of the Main & Main Units and Units, respectively.

As a result of the above risks, even if Main & Main’s performance is favorable, the value of your Units could materially differ, or become worthless, as a result of external market influences which are out of the Company’s control.

Risks Related to Our Business and Industry

We are a newly formed entity with no prior operating history, which makes our future performance difficult to predict.

We are newly formed entities that have little to no prior operating history. You should consider an investment in the Offering in light of the risks, uncertainties and difficulties frequently encountered by other newly formed companies with similar objectives. Our success in this market depends on:

●	increase awareness of our brand within the themed hotel market;

●	attract, integrate, motivate, and retain qualified personnel to manage day-to-day operations; and

●	build and expand operations structure to support the business.

We will be dependent upon our ability to finance our operations via the sale of our Units for the foreseeable future. Our failure to successfully raise operating capital could result in bankruptcy or other events that would have a material adverse effect on us and our investors. Although our Manager has experience in acquiring, developing, and operating real estate, there can be no assurance that the performance of those activities will be applicable to the development of an Atari-branded hotel or reflective of our future performance. There can be no assurance that we will succeed in our endeavors or that we will successfully complete our operations via the sale of our Units in the Offering. If we do not succeed in such financing efforts, the value of the Main & Main Units may decrease, which would cause a decrease in the value of your Unit holdings via a decrease in the value of the Company’s only assets, the Main & Main Units.

We may not be able to obtain adequate cash to fund the Phoenix, Arizona-based Atari Hotel business.

We require access to at least $50,000,000 in additional cash financing to carry out our business plans even if we raise the Maximum Offering Amount in the Offering. We expect to acquire such funds through a construction financing facility in place prior to breaking ground on the Atari Hotel. Further, any budget shortfalls created because we did not raise the Maximum Offering Amount in the Offering are expected to be met through the planned construction financing facility. See “ — We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations” below for more information. If we are not successful in selling our Units in the Offering, or are unable to enter a construction financing facility, then we will need to find other financing avenues. We can give no assurance that we will be able to do so on acceptable terms, if at all. If we do not find adequate replacement financing, our business plan may be delayed, and our costs may increase, which could lead to a decrease in the value of our Units as a result of a material adverse change in our results of operations, financial condition, and business. Notwithstanding the foregoing, we may conduct concurrent private placements of our Units pursuant to Rule 506(c) of Regulation D, and the proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel.

We will depend on substantial additional financing using leverage to fully develop and construct the Phoenix, Arizona-based Atari Hotel even if we raise the Maximum Offering Amount of Units, and the aggregate leverage we employ to finance the hotel’s construction poses various risks to the Company which could cause a material adverse effect on our business, financial condition, and results of operations.

We expect that the Phoenix, Arizona–based Atari Hotel will cost approximately $125,000,000 in total, including all costs and expenses for both the Company and Main & Main. Specifically, this amount covers, but is not limited to: (i) all Offering costs; (ii) the cost of acquiring the Land Parcel on December 8, 2023; (iii) the cost of the Redemption Right granted to the Original Members as an inducement to their investment in Main & Main on the same date, which we consider part of the cost of acquiring the Land Parcel; (iv) the repayment of certain advances by one of our Manager’s co-managers; and (v) Main & Main’s redemption of $3,900,000 of Main & Main Units held by the Original Members following the Initial Closing. We intend to finance this $125,000,000 cost as follows:

●	Between $8,668,000 (7% of total cost if we raise the Minimum Offering Amount) and $75,000,000 (60% of total cost if we raise the Maximum Offering Amount) through the sale of Units in the Offering; and

●	Between $50,000,000 (40% of total cost if we raise the Maximum Offering Amount) and $116,332,000 (93.07% of total cost if we raise the Minimum Offering Amount) through a future construction financing facility.

We anticipate that our future construction financing facility will be with recourse, adding a layer of financial obligation directly tied to our ability to repay. As we contemplate securing future debt financing, we will evaluate several factors, including the cost of construction through debt, the estimated market value of our assets, and the ability of those assets to generate cash flow sufficient to service our debts. Additionally, there are no restrictions or requirements with respect to our debt-to-equity ratio, which may be adjusted without any approval.

Our future substantial reliance on additional debt financing even if we raise the Maximum Offering Amount in the Offering poses various risks, each of which could have a material adverse impact on our business, results of operations, and financial condition:

●	If we are not successful in selling our Units in the Offering and are unable to enter a construction financing facility, then we will need to find other financing avenues. We can give no assurance that we would be able to do so on acceptable terms, if at all. If we do not find adequate replacement financing, our business plan may be delayed, and our costs may increase, which could cause a material adverse change in our results of operations, financial condition, and business which would likely cause a decrease in the value of our Units.

●	The success of our future construction financing facility, assuming an Initial Closing or more occurs, is dependent upon the availability of attractive construction loan terms, as well as our ability to identify, structure, consummate, leverage, and manage such loans. In general, the availability of favorable lending opportunities and, consequently, the ability to secure a construction loan on favorable terms will be affected by the level and volatility of interest rates, conditions in the financial markets, general economic conditions, the availability of the construction lending options in the commercial real estate market and the supply of capital for such opportunities. We cannot make any assurances that we will be successful in identifying and putting in place a favorable construction loan facility that satisfies our needs and budget or that such a loan, once made, will be repaid in a timely fashion in accordance with its terms. Our inability to enter a construction loan facility could cause a material adverse effect on our business, results of operations, and financial condition due to our inability to complete the hotel without adequate construction financing.

●	In the future, negative rating actions by credit agencies, such as downgrades, may heighten the cost of accessing capital by increasing interest rates applicable to us due to interest expense increases and increases in the cost of acquiring necessary capital. We cannot guarantee that we will not experience a downgrade prior to the making of any future credit facility, whether due to deteriorating macroeconomic conditions, a downturn in the hotel and entertainment industry, failure to successfully execute our business strategy related to the development and construction of the Phoenix, Arizona-based Atari Hotel, or the adverse impact on our results of operations or liquidity position from any of the foregoing or otherwise. As a result of such impact, your Units may decrease in value or become worthless, especially if such credit increases cause an inability to carry out our business with respect to future Atari-branded hotel.

Notwithstanding the foregoing, we may conduct concurrent private placements of our Units pursuant to Rule 506(c) of Regulation D, and the proceeds from any such private placements will reduce the amount of construction financing that must be obtained under a future construction financing facility to complete the Phoenix, Arizona-based Atari Hotel.

We may be unable to satisfy our obligations under the existing $3,000,000 secured revolving line of credit from Commerce Bank of Arizona and any future credit facilities or generate sufficient cash flow to satisfy our debt service obligations, each of which could have a material adverse effect on our business, financial condition, and results of operations, potentially reducing the value of our Units or causing such Units to become worthless.

Our ability to make principal and interest payments on and to refinance the CBAZ LOC and any future indebtedness will depend on our ability to generate future cash flows and is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond us and our control. If we do not generate sufficient cash flow from operations, in the amounts projected or at all, or if future borrowings are not available to us in amounts sufficient to fund its other liquidity needs, then our business, financial condition, and results of operations could be materially adversely affected.

If we cannot generate sufficient cash flow from operations to make scheduled principal and interest payments on the CBAZ LOC and any future debts, it may need to refinance all or a portion of its indebtedness on or before maturity, sell assets, delay capital expenditures, or seek additional equity. The terms of our debt agreements, including the CBAZ LOC, may also restrict it from affecting any of these alternatives. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict its business operations. Further, changes in the credit and capital markets, including market disruptions and interest rate fluctuations, may increase the cost of financing, make it more difficult for us to obtain favorable terms, or restrict our access to these sources of future liquidity. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness, including the CBAZ LOC, would likely result in a reduction of our credit rating, which could harm its ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy its debt service obligations, or to refinance or restructure its debt obligations on commercially reasonable terms or at all, could have a material adverse effect on our business, financial condition, and results of operations, as well as on our ability to satisfy its debt obligations.

Additionally, our CBAZ LOC and any future credit facilities may contain covenants requiring it to, among other things, provide financial and other information and notice upon the occurrence of certain events affecting us or the business thereof. These covenants may also place restrictions on our ability to incur additional indebtedness, enter into certain transactions involving the sale of any assets or a material amount thereof, engage in mergers or acquisitions, or engage in transactions with affiliates. If we fail to satisfy one or more of the covenants under the CBAZ LOC or its future credit facilities, it would be in default thereunder and may be required to repay such debt with capital from other sources or otherwise not be able to draw down against its facility. Under such circumstances, we may have difficulty locating another lender that would be willing to extend credit to us, and other sources of capital may not be available to us on reasonable terms or at all.

Additionally, our inability to satisfy our debt obligations could result in the acceleration of all amounts owed under the CBAZ LOC and any future credit facilities. If we are unable to repay accelerated amounts owed under such credit facilities, then the lender thereunder may have the right to obtain ownership of the Phoenix, Arizona-based Atari Hotel as collateral for the credit facility. If we lose ownership of the Phoenix, Arizona-based Atari Hotel, the value of our Units, could become worthless. A substantial reduction in the value of our only assets would have a material and substantial adverse impact on the value of the Units being offered in the Offering and may cause such Units to become worthless, thereby materially limiting your ability to obtain a favorable return on investment through the ownership thereof.

Higher interest rates could significantly increase the interest costs on our Commerce Bank of Arizona Line of Credit and any other future floating-rate indebtedness.

The interest payments for our borrowings under the CBAZ LOC and future credit facilities are and are expected to be based on floating rates. Consequently, an upsurge in interest rates would diminish our cash flow available for other corporate purposes, including the development, construction, and operation of the Phoenix, Arizona-based Atari Hotel. Moreover, rising interest rates might restrict our ability to refinance existing indebtedness and augment interest costs on any refinanced indebtedness. We may also enter into certain agreements, such as floating-to-fixed interest rate swaps, caps, floors, and other hedging contracts, to hedge against the cash flow effects of interest rate fluctuations for floating rate debt. Despite these measures, we may not hedge all of its floating rate indebtedness, and any hedges it undertakes may not entirely neutralize its interest rate risk. Additionally, these agreements carry the risk of non-performance by counterparties or potential unenforceability.

We, by holding the Units as our principal asset, are directly exposed to the downstream risks associated with our management of its debt financing, including the CBAZ LOC and interest rate fluctuations. Should rising interest rates lead to increased financing costs or constrain our ability to effectively manage or refinance our debt, our financial stability and growth prospects could be jeopardized. This, in turn, would likely impact the valuation and financial performance of, and consequently affect the value of our Units. As a result, our ability to attract investment, fund operations, and realize returns on its holdings could be adversely affected, presenting a significant risk to our shareholders and their investment in the Units.

We may be unable to enter into an agreement with Intel Corporation for the provision of the Phoenix, Arizona-based Atari Hotel’s computer and electronics systems, and even if it does, we cannot guarantee that such agreement will be favorable to us in price or scope.

We may be unable to enter into an agreement with Intel Corporation, or “Intel,” for the provision of the products and services specified in the “Intel Memo,” a non-binding memorandum of understanding that was originally entered into between Intel and Breakout 1976 LLC, a now-dissolved Delaware limited liability company formerly owned by our Manager’s co-managers, and subsequently assigned to AH Endeavors, an Arizona limited liability company owned by Jason Merck and Jordan Taylor, our Manager’s co-managers, pursuant to an Assignment and Assumption Agreement dated February 14, 2025, within 180 days following the initial closing of the Offering, if at all. Even if we do enter into such an agreement, we cannot guarantee that the terms will be favorable in price or scope. Although Intel Corporation is one of several companies that could provide the products and services specified in the Intel Memo, we believe that an agreement with Intel for such services and property will be the most favorable due to an existing relationship between Intersection Development, the developer for the Phoenix, Arizona-based Atari Hotel, and Intel Corporation. Failure to secure a favorable agreement with Intel could adversely affect our ability to complete the Phoenix, Arizona-based Atari Hotel due to increases in costs or delays in construction or furnishing thereof. Any increased cost or delays in the construction or furnishing of the hotel could adversely affect our business operations and financial performance. As such, you should consider the uncertainty and potential adverse outcomes related to our dependence on a future formal agreement with Intel, if any.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance, or other adverse developments that affect financial institutions, transactional counterparties, or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank, or SVB, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation, or the FDIC, as receiver. Similarly, on March 12, 2023, Signature Bank Corp., or Signature, and Silvergate Capital Corp. were each swept into receivership. Although the Department of the Treasury, the Federal Reserve, and the FDIC ensured that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder.

Although we were not a borrower under or party to any material letter of credit or any other such instruments with SVB, Signature, or any other financial institution currently in receivership, if we enter into any such instruments and were to be placed into receivership, we may be unable to access such funds. In addition, if any of our partners, suppliers, or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to credit agreements and arrangements with these financial institutions and third parties, such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of these financial institutions, and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis. Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC , and Federal Reserve Board have announced a program to provide immediate loans to financial institutions secured by certain government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program.

In addition, any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our potential partners, vendors, or suppliers, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a partner may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as customers. In addition, a vendor or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. The bankruptcy or insolvency of any partner, vendor, or supplier, or the failure of any partner to make payments when due, any breach or default by a partner, vendor, or supplier, or the loss of any significant supplier relationships, could cause us to suffer material losses and may have a material adverse impact on our business.

The hospitality industry is cyclical and adverse global economic conditions or low levels of economic growth could adversely affect our revenues and profitability as well as cause a decline in or limitation of their future growth.

Consumer demand for our services is closely linked to global and regional economic conditions and is sensitive to business and personal discretionary spending levels. Changes in consumer demand and general business cycles can subject and have subjected revenues to significant volatility. Adverse general economic conditions, health and safety concerns, risks or restrictions affecting or reducing travel patterns, lower consumer confidence, high unemployment, or adverse political conditions can result in a decline in consumer demand for hotel accommodations, which can lower the revenues and profitability of the Phoenix, Arizona-based Atari Hotel business. In addition, a portion of the expenses associated with managing, franchising, licensing, owning, or leasing hotels is fixed. These costs include personnel costs, interest, property taxes, insurance, and utilities, all of which may increase at a greater rate than our revenues and/or may not be able to be reduced at the same rate as declining revenues. Where cost-cutting efforts are insufficient to offset declines in revenues, we could experience a material decline in margins and reduced or negative cash flows. If we are unable to decrease costs significantly or rapidly if and when demand related to the Phoenix, Arizona-based Atari Hotel decreases, a decline in its revenues could have a particularly adverse impact on its net cash flow and profits. Economic downturns generally affect the results derived from owned properties more significantly than those derived from managed and leased portions of the property due to the proportion of fixed costs associated with operating an owned property and the greater exposure owners have to the properties’ performance. As a result, changes in consumer demand and general business cycles can subject our revenues, earnings, and results of operations to significant volatility. Uncertainty regarding the future rate and pace of economic growth in different regions of the country makes it difficult to predict future profitability levels.

In addition to general economic conditions, new hotel room supply is an important factor that can affect the hospitality industry’s performance. Excessive growth in lodging supply could result in returns that are substantially below expectations or result in losses, which could materially and adversely affect our revenues, profitability, and future growth prospects.

Our efforts to develop, build, and then maintain, repair, and renovate the Phoenix, Arizona-based Atari Hotel as necessary could be delayed or become more expensive, which could reduce revenues or impair its ability to compete effectively.

If not maintained in the future, the condition of the Phoenix Atari branded hotel once it is completed could negatively affect the hotel’s ability to attract guests or result in higher operating and capital costs. These factors could reduce revenues or profits from the hotel. There can be no assurance that any planned renovations, when needed, will occur or, even if completed, will result in improved performance. In addition, these efforts are subject to a number of risks, including the following: construction delays or cost overruns; delays in obtaining, or failure to obtain, zoning, occupancy, and other required permits or authorizations; government restrictions on the size or kind of development; changes in economic conditions that may result in weakened or lack of demand for improvements that we make or negative project returns; and lack of availability of rooms or meeting and events spaces for revenue-generating activities during construction, modernization or renovation projects. If the Phoenix, Arizona-based Atari Hotel is not built to meet guest preferences or brand standards, or if the opening thereof is delayed, then our results of operations and financial results could be negatively affected.

Future terrorist activity and/or international instability could adversely impact our real estate acquisition plans and financial operations.

A terrorist attack against the United States, an increase in terroristic threats or suspected activity, and/or an increase in domestic or international instability, whether or not located in the United States, could significantly affect our business by slowing, delaying or halting construction of the Phoenix, Arizona-based Atari Hotel, increasing the cost of such development, and/or reducing the sales and/or usages of the hotel due to fears of an attack, thereby adversely affecting our results of operations, and financial condition.

We might become subject to risks arising from litigation.

We or our affiliates might become involved in litigation. Litigation can be costly, and the results of litigation are often difficult to predict. We may not have adequate insurance coverage or contractual protection to cover costs and liability in the event we are sued, and to the extent we resort to litigation to enforce our rights, we may incur significant costs and ultimately be unsuccessful or unable to recover amounts that we believe are owed. We might have little or no control over the timing of litigation, which presents challenges to their strategic planning as well. If we are subject to litigation, it could redirect efforts and funds that would have otherwise been allocated to the development, construction, or operation of the hotel which could cause a material adverse change in our business, results of operations, and financial condition.

The performance of the Phoenix, Arizona-based Atari Hotel will fluctuate with general and local economic conditions.

The successful operation of any real estate asset is significantly related to general and local economic conditions. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels and other economic events may decrease demand for real estate, which can result in a greater likelihood of defaults under the existing leases and lower rent and lower occupancy levels. As a result, these factors may adversely affect the value of the Phoenix, Arizona-based Atari Hotel, the value of the Units and distributions paid to holders of the Units according to our operating agreement.

We are subject to risks related to corporate social responsibility.

We, along with the hospitality industry generally will be facing scrutiny related to environmental, social and governance activities and the risk of damage to our reputation and the value of the Atari hotel if we fail to act responsibly or comply with regulatory requirements in a number of areas, such as safety and security, responsible tourism, environmental stewardship, supply chain management, climate change, diversity, equity and inclusion, philanthropy and support for local communities. In particular, our stakeholders may increasingly be interested in our approach to managing climate-related risks and opportunities and may have a direct impact on our revenue. Our failure to adequately keep up with developments associated with corporate social responsibility could result in damage to our reputation, which could cause a material adverse effect on our financial condition, business, and results of operations.

We are both dependent on key personnel.

Jordan Taylor and Jason Merck, the co-managers of our Manager have a significant role in our success. The loss of services of Jordan Taylor and Jason Merck or a limitation in their availability could adversely affect the financial condition and cash flow of our Phoenix, Arizona-based Atari Hotel project, and increase the costs and delays due to the loss of either Mr. Taylor or Mr. Merck’s industry connections. Further, such a loss could be negatively perceived in the securities markets. The occurrence of the foregoing could cause a material adverse effect on our results of operations, business, and financial condition as well as a decrease in the value of your investment in us.

Labor shortages could restrict our ability to operate the hotel or grow the business or result in increased labor costs that could adversely affect their results of operations.

If we are unable to attract, retain, train, manage, and engage skilled individuals, our ability to staff and operate the hotel could be diminished, which could reduce customer satisfaction, and its ability to manage the hotel business could be adversely affected. In addition, the inability of our lessees or partners to attract, retain, train, manage, and engage skilled employees for the restaurants, retail gift stores, or experiences could adversely affect the reputation of our Atari brand. Because payroll costs are a major component of the operating expenses at hotels, a shortage of skilled labor could also require higher wages that would increase labor costs, which could adversely affect our results of operations and the results of the hotel. Additionally, an increase in minimum wage rates could increase costs and reduce profits for us and our partners, which could, in turn, lower demand from other partners or lessees to partner with the hotel. The occurrence of any of the foregoing or a combination thereof could cause a material adverse effect on our business, results of operations, and financial condition.

Because we operate in a highly competitive industry, our revenues or profits could be harmed if we are unable to compete effectively.

The segments of the hospitality industry in which we operate are subject to intense competition. Their principal competitors are other operators of luxury, full-service and focused-service hotels, including other major hospitality chains with well-established and recognized brands and hotels in Phoenix. They will also potentially compete against smaller hotel chains, independent and local hotel owners and operators, home and apartment-sharing services, and timeshare operators. If they are unable to compete successfully, their revenues or profits may decline.

We will also face competition for individual guests, group reservations, and conference business at the hotel. We will compete for these customers based primarily on Atari brand name recognition and reputation, as well as location, rates for hotel rooms, food and beverage and other services, property size and availability of rooms and conference and meeting space, accommodations, and technology, quality of the accommodations, customer satisfaction, amenities, and the ability to earn and redeem loyalty program points. Our competitors may have greater commercial, financial, and marketing resources and more efficient technology platforms, which could allow them to improve their properties and expand and improve their marketing efforts in ways that could affect our ability to compete for guests effectively, or they could offer a type of lodging product that customers find attractive but that we may not offer.

If the Phoenix, Arizona-based Atari Hotel cannot compete successfully in these areas, its operating margins could contract, its market share could decrease, and its earnings could decline. Further, new lodging supplies in the Phoenix market could negatively impact the hotel industry and hamper the ability to maintain or increase room rates or occupancy in such markets. The occurrence of any of the foregoing or a combination thereof could cause a material adverse effect on our business, results of operations, and financial condition.

Any deterioration in the quality or reputation of the Atari brand or theme could have an adverse effect on our reputation, business, financial condition or results of operations.

The Atari brand will be among our most important assets. Our ability to attract and retain guests depends, in part, on public recognition of the Atari brand and its associated reputation. If the Atari brand or theme becomes obsolete or consumers view it as unfashionable, unsustainable or lacking in consistency and quality, we might be unable to attract guests to the Phoenix, Arizona-based Atari Hotel and may further be unable to attract or retain partners.

Changes in ownership or management practices, perceptions of our ESG practices, perception of guest or employee health or safety, the occurrence of accidents or injuries, cyber-attacks, security breaches, natural disasters, crime, failure of suppliers, lessees or business partners to comply with relevant regulations and contractual requirements relating to a variety of issues including environmental, human rights and labor, individual guest, owner or employee notoriety or similar events at the hotel can harm its reputation, create adverse publicity and cause a loss of consumer confidence in our business. Because of the global nature of the Atari brand and the particularities of the business and Phoenix, Arizona hotel location, events occurring in that location could negatively affect the reputation and operations of otherwise successful operations. In addition, the expansion of social media has compounded the potential scope of negative publicity by increasing the speed and expanse of information dissemination. Many social media platforms publish content immediately and without filtering or verifying the accuracy of that content. A negative incident or the perception of the occurrence of a negative incident at our hotel could have far-reaching effects, including lost sales, customer boycotts, loss of development opportunities, and employee difficulties. Such incidents could in the future subject us to legal actions, including litigation, governmental investigations or penalties, along with the resulting additional adverse publicity. A perceived decline in the quality of the Atari brand or damage to our reputation could adversely affect our business, financial condition and results of operations.

Adverse incidents at the Phoenix, Arizona-based Atari-Hotel, or adverse publicity could harm our brand and reputation, as well as adversely affect our market share, business, financial condition, or results of operations.

The Atari brand and its reputation are among our most important assets. The reputational value is based, in part, on the external perceptions of Atari, the quality of the to-be-built Phoenix Atari branded hotel and services, and corporate and management integrity. They may experience harm to their reputation, loss of consumer confidence, or a negative impact on the hotel’s results of operations as a result of an incident involving the potential safety or security of the guests, customers, or colleagues; adverse publicity regarding safety or security of travel destinations around the globe or at their competitors’ properties, or in respect of their third-party vendors or owners and the industry; or any media coverage resulting therefrom.

Additionally, the hotel’s reputation could be harmed if it fails, or is perceived to fail, to comply with various regulatory requirements or if it fails to act responsibly or is perceived as not acting responsibly in a number of areas such as health, safety, and security; data security; diversity and inclusion; group events with controversial groups or speakers; sustainability; responsible tourism; environmental stewardship; supply chain management; climate change; human rights; philanthropy and support for local communities; and corporate governance. We will be managing a broad range of corporate responsibility matters, taking into consideration their expected impact on the sustainability of the hotel business over time and the potential impact of the Phoenix, Arizona-based Atari Hotel business on society and the environment. Despite the efforts, consumer travel preferences may shift due to sustainability-related concerns or costs. In addition, stakeholder expectations regarding such matters are evolving, and they might experience engagement from stakeholders of differing views on these matters. Adverse incidents with respect to their corporate responsibility efforts could impact the value of our Atari brand or their reputation, the cost of their operations, and relationships with investors and stakeholders, all of which could adversely affect their business and results of operations.

The continued expansion in the use and influence of social media has compounded the potential scope of negative publicity that could be generated, lead to litigation or governmental investigations, or damage their reputation. Adverse incidents may occur in the future. Negative incidents could lead to tangible adverse effects on the Phoenix, Arizona-based Atari Hotel business, including lost sales, boycotts, reduced enrollment and/or participation in the hotel’s loyalty program, disruption of access to digital platforms, loss of development opportunities, or reduced colleague retention and increased recruiting difficulties. Any decline in the reputation or perceived quality of the Atari brand or corporate image could adversely affect their market share, business, financial condition, or results of operations.

We are exposed to risks and costs associated with protecting the integrity and security of personal data and other sensitive information.

We will face various risks and costs associated with the collection, handling, storage, and transmission of sensitive information, including costs related to compliance with U.S. and foreign data collection and privacy laws and other contractual obligations. This includes risks associated with the compromise of their systems collecting such information. Many jurisdictions, including the European Union, the U.K., China, and certain states within the U.S., have enacted laws that impose specific requirements on the handling of personal data. We collect internal and customer data, including credit card numbers and other personally identifiable information for a range of critical business purposes, such as managing their workforce, providing requested products and services, maintaining guest preferences to enhance customer service, and for marketing and promotional purposes. They could be exposed to fines, penalties, restrictions, litigation, reputational harm, or other expenses, or other adverse effects on their business, due to failure to protect personal data and other sensitive information or failure to maintain compliance with various U.S. and foreign data collection and privacy laws, with credit card industry standards, or with other applicable data security standards.

Furthermore, U.S. states and the federal government have enacted additional laws and regulations to protect consumers against identity theft. These laws and similar laws in other jurisdictions have increased the costs of doing business, and our failure to implement appropriate safeguards or to detect and provide prompt notice of unauthorized access as required by some of these laws could subject them to potential claims for damages and other remedies. If we are required to pay any significant amounts in satisfaction of claims under these laws, or if they were forced to cease their business operations for any length of time as a result of their inability to comply fully with any such law, our business, operating results, and financial condition could be adversely affected.

The growth of internet reservation channels could adversely affect our business and profitability.

A significant percentage of hotel rooms for individual guests are booked through internet travel intermediaries, to whom we shall commit to paying various commissions and transaction fees for sales of the rooms through their systems. Search engines and peer-to-peer inventory sources also provide online travel services that compete with their business. If these bookings increase, these hospitality intermediaries may be able to obtain higher commissions or other significant concessions from them. These hospitality intermediaries may also reduce bookings at the hotel by de-ranking the hotels in search results on their platforms, and other online providers may divert business away from the hotel. Although we expect that our contracts with many hospitality intermediaries will limit transaction fees for the Phoenix hotel, there can be no assurance that they will be able to renegotiate these contracts upon their expiration with terms as favorable as the provisions that existed before the expiration, replacement, or renegotiation. Moreover, hospitality intermediaries generally employ aggressive marketing strategies, including expending significant resources for online and television advertising campaigns to drive consumers to their websites. As a result, consumers may develop brand loyalties to the intermediaries’ brands, websites, and reservations systems rather than directly to the Phoenix, Arizona-based Atari Hotel brand and systems. If this happens, the Phoenix, Arizona-based Atari Hotel’s business and profitability may be significantly affected over time as shifting customer loyalties divert bookings away from the hotel’s websites, which may increase costs for the hotel in its operations system. Internet travel intermediaries also have been subject to regulatory scrutiny, particularly in Europe. The outcome of this regulatory activity may affect our ability to compete for direct bookings through their own internet channels.

In addition, although internet travel intermediaries have traditionally competed to attract individual leisure consumers or transient businesses rather than group businesses for meetings and events, in recent years, they have expanded their business to include marketing to group businesses and also to corporate transient businesses. If that growth continues, it could both divert group and corporate transient business away from the hotel and also increase their cost of sales for group and corporate transient business. Consolidation of internet travel intermediaries, or the entry of major internet companies into the internet travel bookings business, also could divert bookings away from our websites and increase the hotels’ cost of sales.

Misalignment with public and consumer tastes and preferences for entertainment, travel and consumer products could negatively impact demand for the Phoenix, Arizona-based City of Atari-themed hotel and affect the profitability of the business.

The Phoenix, Arizona-based Atari Hotel will include more than 60,000 square feet of immersive entertainment, video gaming experiences, food and beverage, and retail. The City of Atari will immerse guests into a combination of nostalgic and pop-culture-centric experiences focused on the history of gaming, movies, and music of the 1980s and 1990s, as well as futurism inspired by Atari and other brands like Bladerunner and Tron, combined with current and future video gaming-themed brands and experiences, utilizing the latest technologies and AI.

We will create entertainment via such Atari themes and its success depends substantially on consumer tastes and preferences that change in often unpredictable ways. The success of the business depends on the ability to consistently create compelling content, which may be distributed, among other ways, through internet or cellular technology, theme park attractions, hotels and other recreational activities, daily excursions, and retail souvenir products. Such distribution must meet the changing preferences of the broad consumer market and respond to competition from an expanding array of choices facilitated by technological developments in the delivery of content. The success of theme parks, resorts, and experiences depends on the demand for public or out-of-home entertainment experiences. Demand for certain out-of-home entertainment experiences, such as going to play at arcade centers, has not returned to pre-pandemic levels, and COVID-19 may continue to impact consumer tastes and preferences. The success of our business therefore depends on our ability to successfully predict and adapt to changing consumer tastes and preferences. Moreover, we must often invest substantial amounts in content production and acquisition, acquisition of arcade rights, themed hotels, and other facilities or customer-facing platforms before they know the extent to which these services will earn consumer acceptance, and these services may be introduced into a significantly different market or economic or social climate from the one they anticipated at the time of the investment decisions. If our entertainment offerings as well as the methods to make such offerings and services available to consumers, do not achieve sufficient consumer acceptance, the hotel’s revenue may decline or fail to grow to the extent they anticipate when making investment decisions and thereby further adversely affect the profitability of the Phoenix hotel business. Further, consumers’ perceptions of the hotel’s position on matters of public interest, including our efforts to achieve certain of our environmental and social goals, may differ widely and present risks to the hotel’s reputation and brand. Consumer tastes and preferences impact, among other items, revenue from advertising sales (which are based in part on ratings for the programs in which advertisements air), affiliate fees, subscription fees, the license of rights to other distributors, themed hotel room charges and merchandise, souvenirs, food and beverage sales, sales of licensed consumer products or sales of the other services within the hotel. The occurrence of any of the foregoing or a combination thereof could cause a material adverse effect on our business, results of operations, and financial condition.

Extreme weather, climate change, and sustainability-related concerns could have a material adverse effect on our business and results of operations.

We will face risks associated with extreme weather and climate change, including the impacts of physical climate change effects, changes in laws and regulations related to climate change and sustainability, and changing consumer preferences. Natural disasters and extreme weather in locations where we will own the hotel or from areas of the world that might provide a large number of guests may lead to a significant decline in travel and reduced demand for lodging. The prevalence of these events may continue to increase as a result of climate change. Natural disasters, extreme weather, and other physical impacts of climate change (including rising sea levels, extreme hot or cold weather, water shortages, fire, and droughts) have in the past and could in the future lead to increases in related insurance, energy, or other operating costs, and physical damage to the hotels that might not be covered by insurance and might prevent or limit the operations of the property. Significant costs could be involved in improving the efficiency and climate resiliency of the to-be-built Phoenix Atari branded hotel and otherwise preparing for, responding to, and mitigating the physical effects of climate change or sustainability-related concerns. Compliance with future climate-related legislation and regulation and the current or future voluntary efforts to achieve science-based emissions reduction targets or other sustainability initiatives could also be difficult and costly. Growing public recognition of the dangers of climate change and other sustainability-related concerns may affect customers’ travel choices, including their frequency of travel. As a result, the Phoenix hotel might experience reduced demand, significantly increased operating and compliance costs, operating disruptions or limitations, constraints on room occupancy growth, and even physical damage to the hotel, all of which could adversely affect our profits and growth.

Financial distress experienced by strategic partners or other counterparties could have an adverse impact on us.

We intend to operate and lease portions of the hotel to create free and ticketed opportunities for customers to experience the latest in artificial reality, virtual reality, and AI technologies. Certain spaces will also be leased out to companies that offer products for sale, such as clothing, collectibles, digital assets, games (both digital and analog), as well as art and cultural offerings. We intend to curate these experiences based on the overall experience inside the hotel, focusing on existing brands, new IPs, and the ever-evolving world of technology. As a result of this endeavor, we anticipate becoming a party to numerous contracts of varying durations with different entities/vendors. Certain of our agreements will be comprised of a mixture of firm and non-firm commitments, varying tenures, and varying renewal terms, among other terms. There can be no guarantee that, upon the expiration of such contracts, we will be able to renew such contracts on terms as favorable to it, or at all.

We would also be exposed to the risk of loss in the event of non-performance by such potential strategic partners or other counterparties. Some of these counterparties may be highly leveraged and subject to their own operating, market, and regulatory risks, and some are experiencing or may experience, in the future, severe financial problems that may have a significant impact on their ability to perform their contractual obligations to us. Any material nonperformance from their potential contract counterparties due to inability or unwillingness to perform or adhere to contractual arrangements could have a material adverse impact on our business, results of operations, financial condition, and ability to make cash distributions to our stockholders if such non-performance impacts our ability to operate the hotel or provide satisfactory services to its customers.

We may be subject to claims for infringing the intellectual property rights of others, which could be costly and result in the loss of significant intellectual property rights.

We cannot be certain that we will not infringe the intellectual property rights of others. We may, in the future, be subject to litigation and other claims in the ordinary course of our business based on allegations of infringement or other violations of the intellectual property rights of others. Regardless of their merits, intellectual property claims can divert the efforts of our personnel and are often time-consuming and expensive to litigate or settle. In addition, to the extent claims against us are successful, we may have to pay substantial monetary damages or discontinue, modify, or rename certain products or services that are found to be in violation of another party’s rights. We may have to seek a license (if available on acceptable terms or at all) to continue offering products and services, which may significantly increase our operating expenses.

We will hold a limited license to the Atari brand for use in the Phoenix, Arizona-based Atari Hotel and do not have any affiliation with Atari Interactive, Inc.

The “Atari” name and logo are the exclusive intellectual property of Atari Interactive, Inc. and are used in connection with hotel and entertainment projects solely pursuant to an exclusive license that we will acquire from an affiliate of our company upon the Initial Closing. This license grants us the exclusive rights to utilize the Atari brand and Atari-owned game titles throughout the property and in its content and marketing materials, including iconic titles such as Pong, Centipede, and Breakout, for use inside an entertainment property and attached hotel in Phoenix, Arizona. Central Roro, LLC, Main & Main Roro Property Owner, LLC, and AH Endeavors LLC are the current licensees; apart from this licensing relationship, they have no affiliation with Atari Interactive, Inc. This investment opportunity is neither sponsored nor endorsed by Atari Interactive, Inc. or any of its affiliates, and it confers no equity or other ownership interest in Atari Interactive, Inc., nor is it guaranteed by Atari Interactive, Inc. or its affiliates. If we fail to comply with our obligations under the license agreement, or if the license is otherwise terminated or not renewed, we could lose the rights to use the Atari intellectual property, which would materially and adversely affect our business, financial position, and future prospects, and investors could lose the entirety of their investment.

If we fail to comply with its obligations in the agreements under which it will license intellectual property and other rights from third parties or otherwise experience disruptions to its business relationships with any licensor, it could lose license rights that are important to the business.

Upon the Initial Closing, we will acquire the exclusive Atari license from an affiliate of our company. See “Interest of Management and Others in Certain Transactions” for more information. Pursuant to that license, we will hold the exclusive rights to utilize the Atari brand and Atari-owned game titles throughout the property and in its content and marketing materials, acquiring the exclusive rights to the iconic Atari brand and all game titles (including, for example, titles such as Pong, Centipede, and Breakout) for use inside of an entertainment property and attached hotel in Phoenix, Arizona, the 5th-largest city in the United States.

We will be a party to this license agreement and expect to enter into additional license agreements in the future with respect to other video game brands. We expect these license agreements to impose various diligence, milestone payment, royalty, and other obligations on them. If we fail to comply with their obligations under these agreements, or they are subject to bankruptcy or similar proceedings, we may be required to make certain payments to the licensor, they may lose the exclusivity of their license, or the licensor may have the right to terminate the license, in which event we would not be able to develop or market products covered by the license. The licensor of the Atari intellectual property rights or any future licensor may take any of these actions, including terminating a license agreement. Additionally, the milestone and other payments associated with these licenses will make it less profitable for us to provide their intended services. If the licensor were to terminate a license agreement for whatever reason, if possible, it would materially and adversely affect our business, financial position, and future prospects, and investors would likely lose the entirety of their investment.

If disputes over intellectual property and other rights that we will license prevent or impair their ability to maintain future licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the themed hotel.

Insurance may not cover damage to or losses involving the hotel or other aspects of the business, and the cost of such insurance could increase.

We will require comprehensive property and liability insurance policies for its leased and owned portions of the hotel, with coverage features and insured limits that we believe are customary. We also require its lessees to maintain similar levels of insurance. However, market forces beyond its control may limit the scope of the insurance coverage we or our lessees can obtain or our ability to obtain coverage at reasonable rates. Certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes, floods, terrorist acts, pandemics, or liabilities resulting from incidents involving the security of information systems, may be subject to high deductibles, low limits, or may be uninsurable, or the cost of obtaining the insurance may be unacceptably high. As a result, we may not be successful in obtaining insurance without increases in cost or decreases in coverage levels or may not be successful in obtaining insurance at all. For example, over the past several years, following severe and widespread damage caused by natural disasters, coupled with continued large global losses, the property, liability, and other insurance markets have seen significant cost increases. Further, in the event of a substantial loss, the insurance coverage we or our lessees carry may not be sufficient to pay the full market value or replacement cost of any lost investment or, in some cases could result in certain losses being totally uninsured. As a result, our revenues and profits could be adversely affected, and for the portion it owns or leases, we could lose some or all of the capital that it has invested in the property, and it could remain obligated for guarantees, debt, or other financial obligations.

Failure to comply with marketing and advertising laws, including regarding direct marketing, could result in fines or place restrictions on their business.

We will rely on a variety of direct marketing techniques, including telemarketing, email and social media marketing, and postal mailings, and it is subject to various laws and regulations in the U.S. and internationally that govern marketing and advertising practices. Any further restrictions in laws and court or agency interpretations of such laws, such as the Telephone Consumer Protection Act of 1991, the Telemarketing Sales Rule, the CAN-SPAM Act of 2003, various U.S. state laws, such as the California Privacy Rights Act, international data protection laws, such as the E.U. General Data Protection Regulation, or the “GDPR,” and laws limiting the cross-border transfer of data that govern these activities or new laws that become effective in the future could adversely affect current or planned marketing activities and cause us to change its marketing strategy. If this occurs, we may not be able to develop adequate alternative marketing strategies, which could affect our ability to maintain relationships with its customers and acquire new customers. We will also obtain access to names of potential customers from travel service providers or other companies and market to some individuals on these lists directly or through other companies’ marketing materials. If access to these lists were prohibited or otherwise restricted, our ability to develop new customers and introduce them to products could be impaired.

Governmental regulation may adversely affect the operation of the hotel.

In many jurisdictions, the hospitality industry is subject to extensive foreign or U.S. federal, state, and local governmental regulations, including those relating to the service of alcoholic beverages, the preparation and sale of food and those relating to building and zoning requirements. We will also be subject to licensing and regulation by U.S. state and local departments relating to health, sanitation, fire, and safety standards and to laws governing their relationships with employees, including minimum wage requirements, overtime, working conditions status, and citizenship requirements. These requirements are complex and subject to frequent revision, with changes at the U.S. federal level often accompanying new U.S. presidential administrations. We or our third-party owners may be required to expend funds to meet U.S. federal, state, and local regulations in connection with the construction, continued operation, or development of the property. Our failure to meet the requirements of applicable regulations and licensing requirements, or publicity resulting from actual or alleged failures, could have an adverse effect on its results of operations and financial condition. For example, if we fail to comply with any of the requirements of the ADA, we might be subject to fines, penalties, injunctive action, reputational harm, guest, advocacy group, or employee lawsuits, and other business effects that could materially and negatively affect our performance and results of operations.

There may be deficiencies with our internal controls that require improvements, and if we are unable to evaluate internal controls adequately, we may be subject to sanctions.

As a Tier 2, Regulation A issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We do not know whether our internal control procedures are effective, and therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Risks Related to Conflicts of Interest

We are dependent on our Manager and its affiliates and key personnel who will provide services to us under our operating agreements or otherwise, and we may not find suitable replacements if our Manager and its affiliates and key personnel decides to terminate its relationship with us pursuant to the operating agreement, or any other agreement to which such services are provided is terminated, or if key personnel leave or otherwise become unavailable to us, which could have a material adverse effect on our performance.

We do not expect to have any employees and are completely reliant on the Manager to provide it with project management and advisory services. We expect to benefit from the personnel, relationships, and experience of our Manager and its key personnel and expect to benefit from the same highly experienced personnel and resources it needs for the implementation and execution of the Atari-brand hotel development. The Manager will also have significant discretion as to the implementation of the Atari hotel development project. Accordingly, it is believed that our success will depend to a significant extent upon the efforts, experience, diligence, skill, and relationships of the executive officers and key personnel of the Manager. The executive officers and key personnel of the Manager will run all of the operations from the purchase of the land where it is planned to build the Atari-brand hotel, through the construction of the hotel to the day-to-day management of hotel operations once the hotel is up and running. Our success will depend on their continued service. In addition, we offer no assurance that the Manager will remain the Manager or that we will continue to have access to the Manager’s principals and professionals. If the Operating Agreement is terminated and no suitable replacement manager is found, our ability to execute business plans will be negatively impacted.

The ability of the Manager and its officers and other personnel to engage in other business activities, including managing other similar companies, may reduce the time the Manager spends managing our business and may result in certain conflicts of interest.

Our officers also serve or may serve as officers or employees of AH Endeavors and JMJT, as well as other Manager-sponsored vehicles, and other companies unaffiliated with the Manager but affiliated with the co-managers of our Manager. These other business activities may reduce the time these people spend managing the business. Further, if there are turbulent conditions in the real estate markets or distress in the credit markets or other times when we will need focused support and assistance from the Manager, the attention of the Manager’s personnel and executive officers and the resources of the Manager may also be required by other Manager-sponsored vehicles. In such situations, we may not receive the level of support and assistance that they might receive if they were internally managed or if they were not managed by the Manager. In addition, these people may have obligations to other entities, the fulfillment of which might not be in our best interests or any of the investors’. Our officers and the Manager’s personnel may face conflicts of interest in allocating sales, financing, leasing, and other business opportunities among the real properties owned by the various companies and by us. The occurrence of any of the foregoing or a combination thereof could cause a material adverse effect on our business, results of operations, and financial condition.

Our operating agreements contains provisions that reduce or eliminate duties (including fiduciary duties) of the Manager.

Our operating agreements provides that our Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our investors and will not be subject to any different standards imposed by our operating agreement, or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law. Further, we have partially waived the duty of loyalty in that our Manager is permitted to own and manage interests that are competitive with us and such people are under no obligation to present any business opportunity to us.

There are conflicts of interest among us and the Manager and its affiliates.

We do not have any directors or executive officers. Instead, each of our operations is managed by the Manager and its employees and members. All the agreements and arrangements between such parties, including those relating to compensation, are not the result of arm’s-length negotiations. Some of the conflicts inherent in our transactions with the Manager and its affiliates, as well as the limitations on such parties adopted to address these conflicts, are described below. The Manager and its affiliates will try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than us, these actions could have a negative impact on our financial performance and, consequently, on distributions to investors and the value of our Units.

Our operating agreement provides us with broad powers and authority which may exacerbate the existing conflicts of interest among your interests and those of the Manager, its executive officers, and its other affiliates. Potential conflicts of interest include, but are not limited to, the following:

●	The Manager or an affiliate of the Manager may sell or license certain properties to us. The Manager will be setting the purchase price that we will pay for such a property, which price may be higher than appraised values or comparable property prices;

●	the Manager, its executive officers and its other affiliates may continue to offer other real estate investment opportunities, including equity offerings similar to the Offering, and may make investments in real estate assets for their own respective accounts, whether or not competitive with our business;

●	the Manager, its executive officers, and its other affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and you will not be entitled to receive or share in any of the profits or fees or other compensation from any other business owned and operated by the Manager, its executive officers and/or its other affiliates for their own benefit;

●	We might engage the Manager or affiliates of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with third party on an arm’s length basis; and

●	The Manager, its executive officers and its other affiliates are not required to devote all of their time and efforts to our affairs.

Our Manager’s liability is limited under our Operating Agreement and the Operating Agreement, and each of us has agreed to indemnify the Manager against certain liabilities. As a result, we may experience poor performance or losses for which the Manager would not be liable.

Pursuant to our Operating Agreement and the Operating Agreement, Our Manager will not assume any responsibility on our behalf other than to render the services called for thereunder. Under the terms of the operating agreement, our Manager, its officers, investors, members, Managers, directors and personnel, any person controlling or controlled by our Manager, and any person providing services to our Manager will not be liable to us, any subsidiary of ours, or our investors, members or partners or any subsidiary’s investors, members or partners for acts or omissions performed in accordance with and pursuant to the operating agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the operating agreement.

Accordingly, we and our investors will only have recourse and be able to seek remedies against our Manager to the extent it breaches its obligations pursuant to our Operating Agreement or the Main & Main Operating Agreement. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities. We have agreed to reimburse, indemnify and hold harmless our Manager, its officers, investors, members, Managers, directors and personnel, any person controlling or controlled by our Manager, and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of, or arising from, acts or omissions of such indemnified parties not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of our Manager’s duties, which have a material adverse effect on us. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the operating agreement because of our desire to maintain our ongoing relationship with our Manager.

Risks Related to the Offering and Ownership of Our Units

Investment in the Units is speculative, and each investor assumes the risk of losing their entire investment.

An investment in the Units is speculative and, by investing, each potential investor in the Offering assumes the risk of losing your entire investment. The Company has had no operations as of the date of this annual report and will be solely dependent upon the efforts of our Manager and the operating results of the Phoenix, Arizona-Based Atari Hotel, all of which are subject to the risks described in this annual report.

Accordingly, only investors who are able to bear the loss of their entire investment and who otherwise meet the investor suitability standards should consider purchasing the Units.

If a market ever develops for our Units, the market price and trading volume may be volatile.

If a market develops for our Units, the market price of our Units could fluctuate significantly for many reasons, including reasons unrelated to our performance, the underlying assets or us, such as reports by industry analysts, investor perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies, whether large or small, within our industry experience declines in their share price, the value of our Units may decline as well.

In addition, fluctuations in our operating results to meet the expectations of investors may negatively impact the price of our securities. Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including the vulnerability of our business to a general economic downturn; changes in the laws that affect our operations; competition; compensation related expenses; application of accounting standards; seasonality; and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

Investors lack voting rights with respect to the day to day management of the business, and our Manager may take actions that are not in the best interests of investors.

Investors should be aware that they possess limited voting rights regarding the daily management of our business, and that Our Manager holds substantial authority to make decisions independently of investor input, which could potentially include actions that may not align with the interests of all investors in the Offering. As such, you may not necessarily agree with such decisions or decisions may not be in the best interests of all of the investors as a whole but only a limited number, and you will have limited ability to direct our business and influence such decisions.

Our Unitholders currently do not have the ability to remove Central RoRo Manager, LLC as Manager of the Company or Main & Main and will have very limited ability to do so in the future, if at all

The operating agreements of the Company and Main & Main contain provisions prohibiting removal of our Manager if either Jordan Taylor or Jason Merck, the co-managers of our Manager, have given personal guarantees as a condition of any debt financing of the Company or Main & Main, separately or concurrent. As such, until we repay the CBAZ LOC, our Manager cannot be removed or replaced as Manager of Main & Main. After the release of the personal guarantees of our Manager’s co-managers, unless and until either co-manager extends another personal guarantee which satisfies the provision of the Main & Main Operating Agreement, our Manager may be removed from its position as Manager of the Company and Main & Main only for good cause by the holders holding 75% of the issued and outstanding units thereof, respectively. Notwithstanding the foregoing, we intend to enter into a construction credit facility that could have a negative covenant prohibiting the removal of our Manager while the facility is effective. If that is the case, we may not remove our Manager as manager of the Company or Main & Main until the facility is terminated.

As such, our Unitholders have zero to a significantly limited ability to remove our Manager as manager of the Company or Main & Main and may continue to have zero to limited ability to remove the Manager for the foreseeable future. Investors herein would, therefore, not be able to remove our Manager merely because they did not agree, for example, with how our Manager was operating. Moreover, the lack of ability to remove our Manager may cause our Units to be undervalued by analysts, which could negatively impact your ability to obtain a return on your investment in such Units.

We may issue additional units in the future, which would reduce investors’ ownership percentage and may dilute our Unit’s value.

We may issue additional Units after this Offering, and such issuances may result in substantial dilution in the percentage of our Units held by our then-existing Members. We may value any units issued in the future on an arbitrary basis. The issuance of Units for future services, acquisitions, or other corporate actions may dilute the value of the Units held by our investors and might adversely affect any trading market for our Units.

We may conduct concurrent offerings of our Units under Rule 506(c) of Regulation D, which could be integrated with this Offering of our Units pursuant to Rule 152 of the Securities Act if we fail to ensure compliance with the requirements of Regulation A and Regulation D, or fail to comply with any safe harbor from integration under Rule 152.

The integration of this Offering and any concurrent offering under Regulation D, pursuant to Rule 152 of the Securities Act, poses significant legal, regulatory, and operational risks. Under securities law, if such offerings are deemed to be integrated, that is, treated as a single offering, our ability to rely on exemptions from registration under the Securities Act may be jeopardized. In such an event, failure to meet the safe harbor provisions under Rule 152 could force us to register the combined offering, subjecting us to increased disclosure requirements, heightened regulatory scrutiny, and significant legal and administrative expenses. Such integration, if it occurs, may delay or disrupt the planned financing, adversely affect our ability to raise capital on favorable terms, and have a material adverse impact on our business, financial condition, and value of our Units.

We do not expect to be able to make cash distributions in the foreseeable future, and until such time as we are able to make any distributions of distributable cash as that term is defined under our Operating Agreements any return on your investment in our Units must come from increases in their fair market value and trading price.

We do not anticipate having available funds for distribution until after the Phoenix, Arizona-based Atari Hotel begins to operate and generate revenue. Once that occurs, we expect to make distributions of distributable cash to our Unitholders on at least an annual basis, at our Manager’s sole discretion in the following order: (i) by Main & Main to the Main & Main Unitholders; and (ii) thereafter, by the Company to its Unitholders.

Before the Phoenix, Arizona-based Atari Hotel is complete, we do not expect to make any distributions to our respective Unitholders, which would include you as a holder of our Units if you invested in the Offering. Further, any credit agreements that we may enter with institutional lenders may restrict our ability to make distributions of distributable cash. Whether we pay cash dividends in the future will be at the discretion of our Manager and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that our Manager decides are relevant. Until such time as our Manager determines that we can make distributions pursuant to our operating agreements, if at all, any return on your investment in our Units must come from increases in the fair market value and trading price thereof, if any. See also “ — Our Manager, which has sole management authority over us, does not own any Units or Main & Main Units, but holds a significant economic interest in Main & Main pursuant to the Main & Main’s Operating Agreement” and “ — Our Manager has sole management authority over us and the Phoenix, Arizona-based Atari Hotel business” for more information.

If the Phoenix, Arizona-based Atari Hotel is not completed or operated as planned, or later closes before you redeem your rewards, we may not be able to deliver certain investment rewards.

Our ability to deliver certain rewards depends entirely on the successful construction, grand opening, and continued operation of the Phoenix, Arizona-based Atari Hotel. Should we fail to complete the hotel, fail to open it, or if it opens and subsequently ceases operations, you will permanently lose any reward that is dependent on the successful construction, grand opening, and continued operation of the hotel. In any such circumstance, all of your hotel-dependent rewards will be automatically canceled, and you will not receive any monetary or other compensation for this loss.

The values we assign to your investment rewards may differ materially from their actual or perceived worth.

The dollar values assigned to each tier of rewards under our investment reward program reflect our own good-faith, internal estimates of the fair-market value of the underlying reward, calculated as of the date of this annual report. No third-party appraisals were obtained, and no independent opinion as to valuation was sought or intended to be sought with respect to any reward. Accordingly, the stated values may differ, potentially materially, from the actual value a holder could realize in an arm’s-length transaction, from the cost the Company ultimately incurs to deliver the benefit, or from any value an investor might personally ascribe to the benefit.

All investment rewards are non-transferable and may be forfeited under certain circumstances.

Benefits under the investment reward program may not be sold, assigned, or transferred. Failure to comply with the procedures for claiming certain rewards, such as providing required information or responding to communications within specified timeframes, may result in forfeiture of those rewards, and you will not be compensated for such forfeiture.

After completion of the Phoenix, Arizona-based Atari Hotel, distributions the Company may receive from Main & Main, if any, may be less than estimated and the Company may experience a decline in realized revenues from time to time as a result of such difference which could adversely affect the value of the Units and the distributions you could receive.

The Phoenix, Arizona-based Atari Hotel may not achieve the revenues that we anticipate. Since the Company’s revenues are tied to distributions on the Main & Main Units, if the distributions the Company receives from Main & Main are less than estimated, the value of the Units and the distributions you may receive could decline. The Company’s revenues could decrease in the future as a result of the non-acceptance of the hotel brand or services, general economic downturns, any other event having a negative effect on discretionary spending, or any other event that changes the desirability of the hotel as a destination compared to other alternative accommodations. If Main & Main is unable to successfully operate the hotel in the future, then cash distributions to the Unitholders may be materially and adversely affected.

Our Manager, which has sole management authority over us, does not own any Units or Main & Main Units, but holds a significant economic interest in Main & Main pursuant to the Main & Main’s Operating Agreement.

Our Manager does not own any Units or Main & Main Units but has sole management authority over us and Main & Main, and is entitled to (i) an asset management fee equal to 1% of Main & Main’s gross revenues on an annual basis, (ii) reimbursement for certain costs by Main & Main, and (iii) is entitled to receive a significant percentage of any distributions of distributable cash by Main & Main on the Main & Main Units, pursuant to the formula set forth in Main & Main’s distribution policy. Specifically, after withholding any amounts reasonably necessary for operations, fees, and reserves, including the asset management fee, the Manager may determine the amount of cash and other property of the Company that is available for distribution to the Main & Main Unitholders, which is referred to as the “Net Distributable Cash” (defined below), if any, and in its sole discretion, may cause the Main & Main to distribute such Net Distributable Cash to the Main & Main Unitholders. Subject to applicable laws and the other terms and conditions of the Main & Main Operating Agreement, any such distributions of Main & Main’s Net Distributable Cash will be made first in satisfaction of tax liability, if any, and various preferred returns, including to the Original Members alone, a preferred return of invested capital; and then to all the Main & Main Unitholders together, including the Company, a preferred return of invested capital; and then to all of the Main & Main Unitholders, including the Company, a preferred return on investment, which we refer to in this annual report as the “Preferred Returns.” After payment of the Preferred Returns, any Main & Main distributions will be distributed:

●	80% to the Main & Main Unitholders pro rata in accordance with their respective unitholdings, and 20% to the Manager, as a carried interest, until the Main & Main Unitholders have received an IRR (defined below) of 15%, at which point

●	Net Distributable Cash will be distributed 70% to the Main & Main Unitholders pro rata in accordance with their respective unit holdings, and 30% to the Manager.

The above economic rights held by our Manager have certain implications, including, that reservations for the asset management fee owed to our Manager will reduce, forever, any amounts of cash that may be distributable to the Company as a Main & Main Unitholder, and then you, as a Unitholder, and after any necessary reservation and payment of any tax liability of the Main & Main Unitholders and the Preferred Returns, our Manager is entitled to between 20% and 30% of all distributions to the Main & Main Unitholders, forever reducing the amount of distributable cash that you may have received as a Unitholder via your indirect ownership of the Main & Main Units. The effect of the Manager’s significant economic interest in our business pursuant to the Main & Main Operating Agreement is such that our Units, as a result of our holding company structure, could be viewed less favorable by the market and industry analysts than the securities of our competitors. If such negative sentiment develops around our Manager’s Economic interest, then such sentiment could cause a decrease in the value of our Units, which would impact your ability to obtain a favorable return on your investment solely through the appreciation of our Units. See also “ — We do not expect to be able to make cash distributions in the foreseeable future, and until such time as we are able to make any distributions of distributable cash as that term is defined under our Operating Agreements any return on your investment in our Units must come from increases in their fair market value and trading price” and “ — Our Manager has sole management authority over us and the Phoenix, Arizona-based Atari Hotel business” for more information.

Our Manager has sole management authority over us and the Phoenix, Arizona-based Atari Hotel business.

Except as otherwise set forth in our Operating Agreements, our Manager, will have the sole right and authority to make all decisions with respect to our management (subject to the requirement that our business purpose be the acquisition of real estate and development of Atari themed hotel). No person should purchase our Units unless such a person is willing to entrust virtually all aspects of our management to our Manager. Our Manager may cause us to retain other persons, either directly or by way of contracting with other entities, for compensation to provide services to us relating to the hotel. Our Manager may make decisions governing our actions, which you may disagree with, or which may be contrary to your personal interests.

The return on an investment in our Units may be reduced if we are required to register as an investment company under the Investment Company Act of 1940.

We are not registered and do not intend to register as an investment company under the Investment Company Act of 1940. If we become obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	prohibitions on transactions with affiliates; and

●	requirements to comply with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

Main & Main RoRo Property Owner, LLC, is the owner of the Land Parcel where the Phoenix, Arizona-based Atari Hotel will be built as well as the developer, builder and operator of the planned Phoenix, Arizona-based Atari Hotel. As such, Main & Main is an operating company and not an investment company as that term is defined under the Investment Company Act of 1940.

Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an investment company if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. “Investment securities” excludes (A) government securities, (B) securities issued by employees’ securities companies, and (C) securities issued by majority-owned subsidiaries which (i) are not investment companies; and (ii) are not relying on the exception from the definition of investment company under Section 3(c)(1) or 3(c)(7) of the Investment Company Act.

As of the date of the SEC’s qualification of the Offering, there are 15,700 Main & Main Units issued and outstanding. See “Security Ownership of Management and Certain Securityholders” for more information. In this case, the Minimum Offering Amount of $8,668,000, or 17,336 Units, will be sufficient, after deduction of fees and offering expenses to result in Main & Main becoming a majority-owned subsidiary of the Company via the Company’s acquisition of the net Offering proceeds of at least $7,542,778 in the Main & Main Units, at $480.40 per unit, for a total of 15,701 Main & Main Units, immediately following the Initial Closing. As such, the Main & Main Units will not be considered investment securities under the Investment Company Act because Main & Main will be the Company’s majority-owned subsidiary, which is not an investment company or exempt from the definition of an investment company under Sections 3(c)(1) or 3(c)(7) of the Investment Company Act. In the future, if we are no longer the majority owner of the operating entity, we will be required to register as an investment company under the Investment Company Act. Such registration requirements, if not intentionally triggered, could have a material adverse impact on the Company’s business, results of operations, and financial condition.

Possible changes in federal/local tax laws or the application of existing federal/local tax laws may result in significant variability in our results of operations and tax liability for the investor.

The Internal Revenue Code of 1986, as amended, is subject to change by Congress, and interpretations may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in the Company would be limited to prospective effect. Accordingly, the ultimate effect on an investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed, or made, as the case may be.

Investors in the Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes for the plaintiff(s) in any action under these agreements.

Investors in the Offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement. By signing the subscription agreement, the investor warrants that the investor has reviewed this waiver, and knowingly and voluntarily waives the investor’s jury trial rights.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including in the Court of Chancery in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement.

If you bring a claim against us in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation, or provision of the subscription agreement serves as a waiver by any holder of Units or by us, or by an investor, of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the Units are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the Units or to the transferor with regard to ownership of the Units, that were in effect immediately prior to the transfer of the Units, including but not limited to the subscription agreement.

There are limitations on the transfer of our Units, which are designed to protect our structure and compliance with various regulatory frameworks.

Our Unitholders are restricted from assigning, pledging, mortgaging, hypothecating, giving, selling, or otherwise disposing of or encumbering their Unit holdings in part or whole unless they meet several conditions. These conditions include obtaining our Manager’s approval for the transfer, which remains at our Manager’s discretion and may come with additional conditions; ensuring the transfer is documented through a written agreement approved by our Manager and signed by all parties involved, including our Manager; and making certain that the transfer does not contravene the Securities Act’s registration requirements, does not necessitate the our registration under the Investment Company Act of 1940, and does not result in us being taxed as a corporation. These restrictions have significant implications for our Unitholders: (i) they restrict liquidity and flexibility, making it harder for Unitholders to quickly liquidate their investment or use their units as collateral; and (ii) the need for Manager approval adds uncertainty since our Manager has the discretion to approve or deny transfers, which may not always align with the expectations and interests of our Unitholders. While these restrictions protect our interests and regulatory standing, they have the effect of severely limiting the ability of our Unitholders to transfer their Unit holdings and realize any profit therefrom.

The requirements of complying on an ongoing basis with Regulation A of the Securities Act may strain our resources and divert management’s attention.

Because we are conducting an offering pursuant to Regulation A of the Securities Act, we will be subject to certain ongoing reporting requirements. Compliance with these rules and regulations may increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our resources. The requirements of Regulation A may also make it more expensive for us to obtain manager liability insurance, if any, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Moreover, as a result of the disclosure of information in this annual report and in other public filings we make, our business operations, operating results and financial condition will become more visible, including to competitors and other third parties.

If we become subject to regulations governing investment companies, broker-dealers, or investment advisers, our ability to conduct business could be adversely affected.

The SEC regulates to a substantial degree the manner in which “investment companies,” “broker-dealers,” and “investment advisers” are permitted to conduct their business activities. We believe we will conduct our business in a manner that does not make us an investment company, broker-dealer, or investment adviser, and we intend to continue to conduct our business to avoid any such characterizations. If, however, we are deemed to be an investment company, broker-dealer, or investment adviser, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would adversely affect our business and our ability to pay distributions to holders of the Units.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this annual report. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this annual report, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Forward-Looking Statements

This Part II contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the Company’s offering circular filed with the Securities and Exchange Commission. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Overview

For the Year Ended December 31, 2025 Compared to the Year Ended December 31, 2024

Revenue. The Company did not generate any revenue during the years ended December 31, 2025 or December 31, 2024.

Central RoRo, LLC (the “Company”) is a Delaware limited liability company formed on August 16, 2023, as a special purpose vehicle to facilitate investment into Main & Main RoRo Property Owner, LLC (“Main & Main”), the Company’s Operating Affiliate. The Company has not commenced its planned principal operations and has not generated any revenue since inception. The Company’s activities have been limited to formational activities and activities in furtherance of its Tier 2 Regulation A offering.

Results of Operations

The Company does not expect to generate revenue until such time as it has completed the Offering, acquired its interest in Main & Main, and Main & Main has commenced hotel and entertainment operations.

Operating Expenses. Total operating expenses for the year ended December 31, 2025 were $79,005, compared to $0 for the year ended December 31, 2024. Operating expenses for fiscal year 2025 consisted of professional fees of $8,500 (audit fees), advertising and marketing expenses of $68,533, and general and administrative expenses of $1,972. The increase in operating expenses from $0 in the prior year reflects the Company’s commencement of activities in furtherance of its Regulation A offering during fiscal year 2025.

Net Loss. The Company recorded a net loss of $79,005 for the year ended December 31, 2025, compared to $0 for the year ended December 31, 2024. The net loss was driven entirely by operating expenses incurred in connection with the Company’s offering activities.

Liquidity and Capital Resources

As of December 31, 2025, the Company had cash and cash equivalents of $254,112, compared to $0 as of December 31, 2024. The Company’s total current liabilities as of December 31, 2025 were $448,367 (compared to $105,250 as of December 31, 2024), consisting of due to related parties of $431,327 and accounts payable and accrued expenses of $17,040.

The Company had a members’ deficit of $(87,505) as of December 31, 2025, compared to a members’ deficit of $(8,500) as of December 31, 2024. The increase in the deficit is attributable to the net loss of $79,005 incurred during fiscal year 2025.

Net cash used in operating activities was $(36,388) for the year ended December 31, 2025, primarily driven by the net loss of $(79,005), partially offset by $25,578 of offering and operating expenses paid on behalf of the Company by related parties and a $17,040 increase in accounts payable and accrued expenses.

Net cash provided by financing activities was $290,500 for the year ended December 31, 2025, consisting of advances from related parties (the Managing Member) of $300,500, partially offset by $(10,000) of offering costs. All advances from related parties are non-interest-bearing and payable on demand.

The Company has funded its operations to date solely through advances and payments made by or on behalf of the Manager and its affiliates. No capital has been contributed by members, and no Units have been issued as of the date of this Annual Report.

Going Concern

The Company has an accumulated deficit of $87,505 as of December 31, 2025, has generated a net loss of $79,005 for the year then ended, and has limited liquid assets relative to its obligations (cash of $254,112 against current liabilities of $448,367). The Company has not generated any revenues and is dependent upon the Manager for continued funding of its cash flow needs. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations, principally through the successful completion of the Offering. No assurance can be given that the Company will be successful in these efforts. The financial statements included in Part III of this Annual Report do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Subsequent Events and Known Trends

Subsequent to December 31, 2025, the Company received additional non-interest-bearing, payable-on-demand advances from the Member as follows:

●	April 2026: $200,000

●	May 2026: $300,000

●	July 2026: $100,000

These subsequent advances totaling $600,000 reflect the Company’s continued dependence on the Manager and its affiliates for liquidity. The Company’s plan of operations is dependent on the successful completion of the Offering and the subsequent acquisition of a controlling interest in Main & Main. Until such time, the Company will continue to rely on related-party advances and support from the Manager to fund its operating expenses and ongoing offering-related costs.

The Company does not have any off-balance sheet arrangements, and it has not entered into any material commitments for capital expenditures as of the date of this Annual Report.

ITEM 3. DIRECTORS AND OFFICERS

Directors and Executive Officers

The following table sets forth certain information with respect to each of the directors and executive officers of our Manager:

Executive Officer	Age	Position Held with the Company (1)	Position Held with Our Manager
Jordan Taylor	40	N/A	Co-Manager
Jason Merck	47	N/A	Co-Manager
Shelly Murphy	50	N/A	Member

(1)	The co-managers of our Manager are currently devoting a significant amount of their working time to ensure that our Manager satisfies their respective responsibilities as our Manager.

Jordan Taylor. Mr. Taylor has served as Co-Manager of Central RoRo Manager, LLC, since August 2023. Mr. Taylor is a visionary disruptor in the realms of finance and real estate. Previously, Mr. Taylor has acquired, developed, and managed commercial real estate assets across five major markets, including Phoenix, Las Vegas, Austin, Chicago, and Washington, D.C. In 2016, Mr. Taylor began acquiring and developing properties in the Roosevelt Row Arts District in Phoenix and is still active in that neighborhood today, having completed north of $300 million in projects across all major uses, hotel, restaurant, office, multifamily, mixed-use and retail. In 2010, Mr. Taylor launched his first company in the financial services industry. During that same time, Mr. Taylor acquired a real estate consulting firm, working with commercial developers, real estate investors and architects on financial strategy and tax incentive maximization. Mr. Taylor earned his CPA designation in 2008, and began his career in 2005, working for two different national and regional CPA firms in Phoenix, Arizona, providing tax and financial consulting services for commercial real estate developers, multi-billion-dollar investment funds and real estate professionals. Throughout his career, Mr. Taylor has actively served on boards and participated with multiple organizations focused on the health and wellness of children, both mentally and physically. Mr. Taylor graduated in Accounting and Finance from Olivet Nazarene University.

Jason Merck. Mr. Merck has served as Co-Manager of Central RoRo Manager, LLC, since August 2023. Prior to his involvement in real estate, Mr. Merck dedicated over two decades to developing software for the healthcare industry. In March 2015, Mr. Merck founded Cloudmed, an innovative healthcare technology enterprise which was sold to New Mountain Capital in June 2018 for $110 million, with a 3 year earn-out. As part of a roll-up strategy New Mountain Capital acquired 13 healthcare companies under the Cloudmed brand and in June 2022, Cloudmed sold to R1, a publicly traded revenue cycle management company, for $4.1 billion. Prior to Cloudmed, Mr. Merck worked in growth and sale of MethodCare, a technology startup focused on the healthcare revenue cycle sector, where he served as Director of Systems Engineering. MethodCare sold in 2014 for $75M to ZirMed, which eventually became Waystar. In 2000, Mr. Merck served as a senior developer at Stockamp and Associates, a healthcare revenue cycle consulting company, where he leveraged SQL to build databases and software programs.

Shelly Murphy. Ms. Murphy has served as member of our Manager since August 2023. Since January 2018, Ms. Murphy has been the Chief Executive Officer of GSD group, which is associated with Woz Innovation Foundation. Ms. Murphy founded the largest tech and innovation event in Arizona, DesTechAZ, with Steve Wozniak. Since January 2020, Ms. Murphy has also served as a partner of the Atari Hotels Innovation Foundation, a non-profit focused on building the future of technology by providing opportunities for innovation through K-12 education. Ms. Murphy has over two decades of experience in finance with over $900MM issued in private activity bonds. Since January 2005, Ms. Murphy has been serving as the Executive Director and CEO of Arizona Higher Education Loan Authority, a not-for-profit organization with a mission to provide low-cost education financing solutions for Arizona students.

Family Relationships

There are no family relationships between any members of our Manager, or any person chosen to become a significant employee of our Manager.

Legal Proceedings

To the best of our knowledge, neither our Manager nor any of its members have, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

OUR MANAGER

Central RoRo Manager, LLC, an Arizona limited liability company, is our Manager that will manage all the business and affairs of the Company and Main & Main, and will direct, manage, and control the Company and Main & Main and our immersive entertainment hospitality business to the best of its ability, with full and complete authority, power, and discretion to make any and all decisions and carry our any and all acts that our Manager deems to be reasonably required to accomplish our business objectives. Under Delaware and Arizona law, respectively, our Manager generally owes the Company and Main & Main the fiduciary duties of care and loyalty; provided that we have partially waived the duty of loyalty in that our Manager is permitted to own and manage interests that are competitive with the Company and Main & Main. Moreover, our Manager is under no obligation to present any business opportunity to the Company or Main & Main. See “Risk Factors — Risks Related to Conflicts of Interest” for more information.

Removal

The operating agreements of the Company and Main & Main contain provisions that prohibit removal of our Manager if either Jordan Taylor or Jason Merck, the co-managers of our Manager, have given personal guarantees as a condition of any debt financing in which the Company or Main & Main are a recipient, respectively. As such, until we repay the CBAZ LOC, our Manager cannot be removed as Manager of Main & Main. After release of the personal guarantees of our Manager’s co-managers, unless and until either co-manager extends another personal guarantee which satisfies the provision of the Main & Main Operating Agreement, our Manager may be removed from its position as Manager of the Company and Main & Main only for Good Cause by the holders holding 75% of the issued and outstanding units thereof, respectively. See “Risk Factors — Risks Related to the Offering and Ownership of Our Units — Our Unitholders currently do not have the ability to remove Central RoRo Manager, LLC as Manager of the Company or Main & Main and will have very limited ability to do so in the future, if at all” for more information. For purposes of the foregoing, “Good Cause” means that our Manager conducted itself on behalf of the Company or Main & Main in a manner that constitutes gross negligence or willful misconduct and caused a material adverse impact thereon. In the event our Unitholders or Main & Main Unitholders vote to remove our Manager for Good Cause, our Manager will have the right to submit the question of whether sufficient grounds for removal exists to binding arbitration, to be conducted as further described in our operating agreements. for more information. Conversely, our Manager may resign from their position with the Company and Main & Main at any time. Further, no unitholder of Main & Main or the Company, including a Manager, if applicable, will have any special right to withdraw upon the removal of a Manager.

You should note that we intend to enter into a construction finance facility to finance at least 40% of the construction costs associated with the Phoenix, Arizona-based Atari Hotel, and that we expect the transaction documents related to that facility to contain restrictions on the removal of the Manager as manager of the Company or Main & Main. See “Risk Factors — Risks Related to the Offering and Ownership of Our Units — Our Unitholders currently do not have the ability to remove Central RoRo Manager, LLC as Manager of the Company or Main & Main and will have very limited ability to do so in the future, if at all” for more information.

Compensation

Pursuant to the Main & Main Operating Agreement, our Manager is entitled to receive an asset management fee equal to 1% of Main & Main’s gross revenues on an annual basis, and reimbursement for the costs incurred in (i) managing the operations of Main & Main; (i) managing the operation of the Phoenix, Arizona-based Atari Hotel; (iii) and relating to the Offering. Neither the Manager nor any of its affiliates will receive any selling commissions or dealer manager fees in connection with the Offering. After our distribution, through Main & Main, of an amount of funds in satisfaction of certain preferred returns owed to the Original Members, and then to the Main & Main Unitholders together, which includes, indirectly, the holders of our Units as beneficial owners of the Main & Main Units, our Manager is entitled to a significant percentage of any distributable cash, as that term is defined under Main & Main’s Operating Agreement. The Manager does not receive any compensation for its services as the managing member of the Company.

Indemnification

Our operating agreements generally provide that the Company and Main & Main will indemnify our Manager, or its affiliates, and certain other parties, or the “Indemnified Parties,” against any claim or loss incurred in connection with any action, suit, or proceeding resulting from such party’s relationship to Company or Main & Main. An Indemnified Party will not be indemnified with respect to matters which such Indemnified Party is finally adjudicated in any action, suit or proceeding, each, a “Claim,” (a) to have acted in bad faith, or in the reasonable belief that the party’s action was opposed to the best interests of the Company or Main & Main, or with gross negligence or willful misconduct, or in breach of such party’s fiduciary duty to the Company or Main & Main (if any), or (b) with respect to any criminal action or proceeding, to have had cause to believe beyond any reasonable doubt the party’s conduct was criminal. We have also agreed to pay the expenses incurred by an Indemnified Party in connection with any Claim or arising in connection with any potential or threatened Claim, in advance of the final disposition of such Claim. Upon receipt of a final judgment indicating that indemnification should not have applied, then such party will repay indemnification payments. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Managers, officers, and controlling persons and their affiliates, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, may be unenforceable. In addition, in no case can investors be asked to, nor are they being asked to, waive any claims or actions under the Securities Act, Exchange Act or similar state law.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company’s directors and officers do not receive compensation.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The Company has not issued any securities or convertible securities and will not issue any Units until the Initial Closing of the Offering, if such closing occurs. Conversely, Main & Main has issued 15,700 Units to the persons listed in the following table, and no other securities or convertible securities:

Name and Address of Beneficial Owner	Main & Main Units Owned Before Initial Closing	Ownership Before Initial Closing	Main & Main Units Owned After Initial Closing	Ownership After Initial Closing	Main & Main Units Owned After Initial Closing and Redemption of Original Member Main & Main Units	Ownership After Initial Closing and Redemption of Original Member Main & Main Units (1)
Main & Main RoRo, LLC (1), (2)	8,000	50.955%	8,000	25.477%	5,048	19.712%
829 N 1st Ave Suite 201 Phoenix AZ 85003
Main & Main RoRo QOZB, LLC (2), (3)	7,700	49.045%	7,700	24.522%	4,858	18.973%
829 N 1st Ave Suite 201 Phoenix AZ 85003
Central RoRo, LLC	-		15,701	50.002%	15,701	61.315%
829 N 1st Ave Suite 201 Phoenix AZ 85003

(1)	Following our acquisition of a majority of the outstanding Main & Main Units following the Initial Closing, Main & Main will use $3,900,000 of the proceeds from such acquisition to redeem a number of Main & Main Units held by the Original Members.
(2)	Main & Main RoRo, LLC, is an Arizona limited liability company formed by Jason Merck and Jordan Taylor, the co-managers of our Manager, on September 21, 2023, and is an affiliate of the Company and Main & Main.
(3)	Main & Main RoRo QOZB, LLC, is a Delaware limited liability company formed by Jason Merck and Jordan Taylor, the co-managers of our Manager, on October 24, 2023, and is also an affiliate of the Company and Main & Main. Main & Main RoRo QOZB is a Qualified Opportunity Fund under Section 1400Z-2(d) of the Internal Revenue Code.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the fiscal year ended December 31, 2025, the Manager and its affiliates made non-interest-bearing, payable-on-demand advances to the Company totaling approximately $325,578 (consisting of $10,000 in offering expenses, $8,500 in audit fees paid by the Manager, $7,078 in advertising expenses paid by an affiliate, and $300,500 in cash advances from the Managing Member). As of December 31, 2025, the total outstanding balance due to related parties was $431,327.

Additionally, subsequent to fiscal year end, in April, May, and July 2026, the Company received additional non-interest-bearing, payable-on-demand advances from the Member totaling $600,000 ($200,000, $300,000, and $100,000, respectively).

ITEM 6. OTHER INFORMATION

We have no information to disclose that was required to be in a report on Form 1-U during the last six months of the fiscal year ended December 31, 2025, but was not reported.

ITEM 7. FINANCIAL STATEMENTS

CENTRAL RORO, LLC

(A Delaware Limited Liability Company)

Audited Financial Statements

As of and for the years ended December 31, 2025 and December 31, 2024

To the Managing Member of

Central RoRo, LLC

Phoenix, AZ

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Central RoRo LLC (the “Company”), which comprise the balance sheets as of December 31, 2025 and 2024, the related statements of operations, changes in members’ equity/(deficit), and cash flows for the year ended December 31, 2025 and 2024, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the periods then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has an accumulated deficit of $87,505, has generated a loss of $79,005 for the year ended December 31, 2025, and has limited liquid assets to satisfy its obligations as they come due with cash of $254,112 relative to current liabilities of $448,367 as of December 31, 2025. The Company has not yet commenced planning principal operations, has not yet generated revenues or profits, plans to incur significant costs in pursuit of its capital financing plans, and is dependent upon its manager for continued funding of its cash flow needs. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statement.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

July 24, 2026

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

CENTRAL RORO, LLC

BALANCE SHEETS

	December 31, 2025	December 31, 2024

ASSETS
Current Assets
Cash and cash equivalents	$254,112	$-
Total current assets	254,112	-

Deferred offering costs	106,750	96,750

Total Assets	$360,862	$96,750

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)

Current Liabilities
Due to related parties	$431,327	$105,250
Accounts payable and accrued expenses	17,040	-
Total current liabilities	448,367	105,250

Total Liabilities	448,367	105,250

Members’ equity/(deficit)	(87,505)	(8,500)

Total liabilities and members’ equity/(deficit)	$360,862	$96,750

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

CENTRAL RORO, LLC

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024

Revenues	$-	$-

Operating expenses:
Professional fees	8,500	-
Advertising and marketing	68,533	-
General and administrative	1,972	-
Total operating expenses	79,005	-

Net loss	$(79,005)	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

CENTRAL RORO, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

	December 31, 2025	December 31, 2024

Balance at beginning of year	$(8,500)	$(8,500)

Net loss	(79,005)	-

Balance at end of year	$(87,505)	$(8,500)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

CENTRAL RORO, LLC

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024

Cash flows from operating activities:
Net loss	$(79,005)	$-
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Offering expenses & operating expenses paid by related party	25,578	60,000
Increase/(decrease) in accounts payable and accrued expenses	17,040	(52,867)
Net cash provided by/(used in) operating activities	$(36,388)	$7,133

Cash flows from financing activities:
Offering costs	(10,000)	(7,133)
Advances from related parties	300,500	-
Net cash provided by/(used in) financing activities	290,500	(7,133)

Change in cash and cash equivalents	254,112	-
Cash and cash equivalents at beginning of year	-	-
Cash and cash equivalents at end of year	$254,112	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Non-cash supplemental disclosure:
Offering costs and operating expenses paid by related party	$35,578	$60,000

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

CENTRAL RORO, LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND DECEMBER 31, 2024, AND FOR THE YEARS THEN ENDED

1. NATURE OF OPERATIONS

Central RoRo, LLC (the “Company”) is a limited liability company formed on August 16, 2023 (inception) under the laws of Delaware. The Company is a special purpose vehicle which was formed to facilitate investments into our Operating Affiliate, Main & Main RoRo Property Owner, LLC (“Main & Main” and “Operating Affiliate”), with whom we share a Manager, Central RoRo Manager, LLC (the “Manager”), and which will develop, construct, and eventually operate a Phoenix, Arizona-based Atari-themed hotel and attached Atari Entertainment Complex on a 46,000 square-foot parcel of land in the Roosevelt Row Arts District in Phoenix, Arizona. The Company is headquartered in Phoenix, Arizona.

As of December 31, 2025 and December 31, 2024, the Company had not commenced planned principal operations and had not generated revenue. The Company’s activities since inception have been limited to formational activities and activities undertaken in furtherance of the qualification of the Company’s planned Tier 2 Regulation A Offering (the “Offering”). The Company is dependent upon additional capital resources for the ongoing costs of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to operationalize the Company’s planned operations.

2. GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $87,505, has generated a loss of $79,005 for the year ended December 31, 2025, and has limited liquid assets to satisfy its obligations as they come due with cash of $254,112 against current liabilities of $448,367 as of December 31, 2025. The Company is a business that will incur significant costs in pursuing its capital financing plans, has not generated any revenues as of December 31, 2025 and December 31, 2024, and is dependent upon the Manager for continued funding of its cash flow needs. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year end is December 31.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, including delayed implementation dates from those applicable to public business entities.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2025 and 2024, the Company’s cash and cash equivalents balance exceeded the federally insured limits by $4,112 and $0, respectively, and therefore subjects the Company to a significant credit risk.

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, a provision for income tax is not recorded in these financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740, “Income Taxes” for accounting for uncertainty in income taxes recognized in a Company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred.

Recently Adopted Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4. RELATED PARTY TRANSACTIONS

During the year ended December 31, 2025, the Company incurred $10,000 in offering expenses which were paid by the Main & Main, $8,500 in audit fees which were paid by the Manager of the Company, and $7,078 in advertising expenses which were paid by one of the affiliates, all respectively. The Company also received cash advances of $300,500 from the Managing Member. All of these amounts are non-interest-bearing and are payable on demand.

During the year ended December 31, 2024, the Company incurred $105,250 for legal and accounting expenses, which were paid by the Manager on the Company’s behalf. These advances are non-interest-bearing and are payable on demand. $96,750 of legal and filing expenses were capitalized to deferred offering costs under ASC 340-10-S99-1, while $8,500 of accounting fees were charged to operating expenses as such do not qualify for capitalization as offering costs under ASC 340-10-S99-1.

As of December 31, 2025 and 2024, the Company had outstanding due to related parties balances of $431,327 and $105,250, respectively.

5. MEMBERS’ EQUITY/(DEFICIT)

The Company is a manager-managed limited liability company. Its manager is Central RoRo Manager, LLC. The Company’s operating agreement authorizes an unlimited number of Units. The operating agreement also provides for distribution of distributable cash (defined in the operating agreement) to be made upon the Company’s receipt of any distribution from Main & Main, as follows:

First, to the members of the Company in proportion to their respective allocations of estimated taxable income of the Company for the taxable year in question, an amount necessary to provide liquidity for the payment of taxes arising from allocations of profits to the Unit holders to the extent of such tax payment obligation at the highest federal tax rate, and such tax distributions will reduce dollar for dollar, distributions subsequently to be made to such Unit holders;

Second, to the members of the Company, pro rata, in accordance with their Unit holdings as set forth on the Company ledger.

No capital has been contributed to the Company as of December 31, 2025 and 2024.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

6. COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

7. SUBSEQUENT EVENTS

Advances from Related Parties

In April 2026, the Company received related party loans from the Member with a total amount of $200,000. These advances are non-interest-bearing and are payable on demand.

In May 2026, the Company received related party loans from the Member with a total amount of $300,000. These advances are non-interest-bearing and are payable on demand.

In July 2026, the Company received related party loans from the Member with a total amount of $100,000. These advances are non-interest-bearing and are payable on demand.

Management’s Evaluation

Management has evaluated subsequent events through July 24, 2026, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

To the Managing Member of

Main & Main RoRo Property Owner, LLC

Phoenix, AZ

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Main & Main RoRo Property Owner, LLC (the “Company”), which comprise the balance sheets as of December 31, 2025 and 2024, the related statements of operations, changes in members’ equity/(deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has an accumulated deficit of $162,252 and has generated a loss of $93,938 for the year ended December 31, 2025. The Company has not yet commenced planned principal operations, has not yet generated profits, plans to incur significant costs in pursuit of its financing and real estate development plans, and has a mortgage loan due in full in 2027. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that is free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

July 22, 2026

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

MAIN & MAIN RORO PROPERTY OWNER, LLC

A DELAWARE LIMITED LIABILITY COMPANY

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2025 AND 2024

MAIN & MAIN RORO PROPERTY OWNER, LLC

BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$71,232	$12,335
Accounts receivable	23,988	16,227
Deferred rent receivable	-	74,559
Total current assets	95,220	103,121

Land	10,510,569	10,510,569
Total Assets	$10,605,789	$10,613,690
LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
Current Liabilities
Accounts payable	$35,790	$14,199
Sales tax payable	269	380
Interest payable	12,603	15,046
Due to a related party	12,000	-
Mortgage payable – current	-	3,000,000
Current liabilities	60,662	3,029,625

Mortgage payable	3,000,000	-

Total Liabilities	3,060,662	3,029,625

Members’ equity/(deficit)
Member contributions	7,707,379	7,652,379
Accumulated deficit	(162,252)	(68,314)
Total members’ equity/(deficit)	7,545,127	7,584,065

Total liabilities and members’ equity/(deficit)	$10,605,789	$10,613,690

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

MAIN & MAIN RORO PROPERTY OWNER, LLC

STATEMENTS OF OPERATIONS

	For the Year Ended	For the Year Ended
	December 31, 2025	December 31, 2024
Rent and parking income	$260,031	$331,990

Operating expenses:
Parking operation fees	45,196	85,107
Professional fees	46,650	28,485
General and administrative expenses	15,417	2,814
Property taxes	23,232	-
Total operating expenses	130,495	116,406
Other expenses - interest expense	223,474	254,598
Net loss	$(93,938)	$(38,914)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

MAIN & MAIN RORO PROPERTY OWNER, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY / (DEFICIT)

	Total Members’	Total Members’
	Equity / (Deficit)	Equity / (Deficit)
	December 31, 2025	December 31, 2024
Balances, beginning of year	$7,584,065	$7,601,021

Member contributions	305,000	21,958
Member distributions	(250,000)	-
Net loss	(93,938)	(38,914)
Balances, end of year	$7,545,127	$7,584,065

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

MAIN & MAIN RORO PROPERTY OWNER, LLC

STATEMENTS OF CASH FLOWS

	For the Year Ended	For the Year Ended
	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net loss	$(93,938)	$(38,914)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Expenses incurred and charged to related party payable	12,000	-
Increase/(decrease) in interest payable	(2,443)	(1,246)
Increase/(decrease) in accounts payable and other current liabilities	21,591	14,579
(Increase)/decrease in accounts receivable	(7,761)	(16,227)
(Increase)/decrease in deferred rent receivable	74,559	(67,815)
Increase/(decrease) in sales tax payable	(111)	-
Net cash provided by (used in) operating activities	3,897	(109,623)
Cash flows from financing activities:
Members’ contributions	305,000	21,958
Members’ distributions	(250,000)	-
Net cash provided by financing activities	55,000	21,958
Net change in cash and cash equivalents	58,897	(87,665)
Cash and cash equivalents at beginning of year	12,335	100,000
Cash and cash equivalents at end of year	$71,232	$12,335

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$225,917	$255,744

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

MAIN & MAIN RORO PROPERTY OWNER, LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024, AND FOR THE YEARS THEN ENDED

1.	NATURE OF OPERATIONS

Main & Main RoRo Property Owner, LLC (the “Company”) is a limited liability company formed on October 24, 2023 (inception) under the laws of Delaware. The Company is a special purpose vehicle which was formed to acquire land and develop and construct a Phoenix, Arizona-based Atari-themed hotel and attached Atari Entertainment Complex on a 46,000 square-foot parcel of land in the Roosevelt Row Arts District in Phoenix, Arizona. The Company is headquartered in Phoenix, Arizona.

As of December 31, 2025 and 2024, the Company had not commenced planned principal operations and generated revenue from a short-term sale leaseback and related parking income. The Company’s activities since inception have been limited to formational activities and acquisition of the development land in Phoenix, Arizona. The Company is dependent upon additional capital resources for the ongoing costs of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $162,252 and has generated a loss of $93,938 for the year ended December 31, 2025. The Company has not yet commenced planned principal operations, has not yet generated profits, plans to incur significant costs in pursuit of its financing plans and with its real estate development plans, and has a mortgage loan due in full in 2027. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to obtain sufficient capital financing from investors to meet current and future obligations. Management has evaluated these conditions and plans to obtain additional capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year is December 31.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, including delayed implementation dates from those applicable to public business entities.

MAIN & MAIN RORO PROPERTY OWNER, LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024, AND FOR THE YEARS THEN ENDED

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. As of December 31, 2025 and 2024, the Company’s cash and cash equivalents balances did not exceed the federally insured limits.

Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms. The Company routinely assesses the financial strength of its customers and records an allowance for doubtful accounts as deemed necessary. The Company believes that its accounts receivable credit risk exposure is limited as of December 31, 2025 and 2024 and has not recorded an allowance.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

MAIN & MAIN RORO PROPERTY OWNER, LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024, AND FOR THE YEARS THEN ENDED

Land

Land is initially measured at cost, including transaction costs. The initial cost of land consists of its purchase price and any directly attributable costs of bringing the asset to its working condition for its intended use. The purchase price is allocated solely to land based on the intended use and relative fair values to the purchase price.

When land is retired or otherwise disposed of, the cost and any impairment in value are removed from the accounts and any resulting gain or loss is credited or charged to statement operations. Land is derecognized when either they have been disposed of or when the land is permanently withdrawn from use and no future economic benefit is expected from its disposal. Any gains or losses on the retirement or disposal of land is recognized in the statement of operations in the year in which they arise.

Land is recorded at cost. Expenditures for renewals and improvements that significantly add to the capacity and value or extend the useful life of property are capitalized. Expenditures for maintenance and repairs are charged to expense.

Land is not depreciated. The Company reviews the carrying value of long-term assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized as equal to an amount by which the carrying value exceeds the net realizable value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for the years ended December 31, 2025 and 2024.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. Parking income and rental income is recognized in the month earned. Accounts receivable from parking is $23,988 and $16,227 as of December 31, 2025 and 2024, respectively. Rent is recognized on a straight-line basis over the term of the lease. Deferred rent receivable is $0 and $74,559 as of December 31, 2025 and 2024, respectively.

The Company recognizes operating expenses as they are incurred.

MAIN & MAIN RORO PROPERTY OWNER, LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024, AND FOR THE YEARS THEN ENDED

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, a provision for income tax is not recorded in these financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740, “Income Taxes” for accounting for uncertainty in income taxes recognized in a Company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Recently Adopted Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	LAND

The Company acquired land for real estate development on December 8, 2023 for $10,510,569. The property was owned for over thirty years by Audacy, Incorporated (“Audacy”), who used the property as an owner-user office and never rented the property or charged public parking. The property was acquired as a development site with the intent of demolishing the existing building.

As part of the acquisition Audacy required continued use of the building under a leaseback for two years. As part of this agreement, Audacy will pay rental income from December 2024 to November 2025. The Company will also let the public use the existing parking space and charge hourly parking for its use. The Company will pay a monthly fee of $5,000 to Audacy from January 2024 to November 2025. The lease was terminated early by Audacy in August 2025.

To finance the acquisition of the future development site, the Company’s members contributed $7,630,421 in 2023 and the Company borrowed $3,000,000 from Southwest Heritage Bank in December 2023. See Note 6.

MAIN & MAIN RORO PROPERTY OWNER, LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024, AND FOR THE YEARS THEN ENDED

5.	MEMBERS’ EQUITY / (DEFICIT)

The Company is owned by Main & Main RoRo, LLC and Main & Main RoRo OZ, LLC and is managed by Central RoRo Manager, LLC. The Company is authorized to issue membership interests to non-managing members. Distributions are to be paid 100% to the managing member, except as outlined in the Company’s operating agreement.

The members contributed $7,630,421 in 2023 primarily in financing the purchase of the land. During the years ended December 31, 2025 and 2024, the members contributed additional $305,000 and $21,958, respectively. During the years ended December 31, 2025 and 2024, the Company distributed $250,000 and $0 to the members, respectively. As of December 31, 2025 and 2024, the members had $7,707,379 and $7,652,379, respectively, of contributions, net of distributions, to the Company.

The operating agreement establishes an optional redemption right to the original members of the Company at the Company’s option, but only upon a triggering event of issuing at least 15,701 membership units, which is in the Company’s control, with a redemption right of 138.10% of original issuance price effective, plus the redemption units’ pro rata of any net operating profits over the units’ holding period.  As of December 31, 2025, the redemption price in effect is $690.50 per unit based on the $500 per unit original issuance price as defined in the operating agreement.  Since this redemption is contingently redeemable within the Company’s control, under FASB ASC 480-10-S99 the Company has presented these amounts as members’ equity and did not adjust the carrying amount to the redemption amount as of December 31, 2025 or December 31, 2024.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability, other than the personal guarantee on the bank loan referenced in Note 5.

The operating agreement establishes equity waterfall as follows:

First, the Manager is required to and will cause to be distributed to the Company’s members (the “Members”), in proportion to their respective allocations of estimated taxable income of the Company for the taxable year in question, an amount necessary to provide liquidity for the payment of taxes arising from allocations of profits to Members to the extent of such tax payment obligation at the highest federal tax rate, and such tax distributions will reduce dollar for dollar, distributions subsequently to be made to such Member;

Second, to the Original Members pro rata in accordance with their respective unit holdings, on an annual basis or more frequently, in the Manager’s discretion, an amount of net distributable cash until the Original Members have received, in the aggregate, an amount equal to thirty-eight and one-tenth percent (38.10%) of their original, aggregate capital contributions as set forth on the Company’s ledger;

Third, to the Members pro rata in accordance with their respective unit holdings until such Members have been returned their aggregate capital contributions as set forth on the Company’s ledger, giving credit to the Original Members distributions previously received;

Fourth, to the Members pro rata in accordance with their respective unit holdings, an amount of net distributable cash until such Members receive a cumulative, non-compounding return on their investments equal to eight percent (8%) per annum, calculated on their aggregate unreturned capital contributions;

Fifth, an amount of net distributable cash will be distributed 80% to the Members pro rata in accordance with their respective unit holdings, and 20% to the Manager, as a carried interest, until the Members have received an internal rate of return (as defined in the operating agreement, “IRR”) of 15%; and

Sixth, after the Members have received an IRR of 15%, net distributable cash will be distributed 70% to the Members pro rata in accordance with their respective unit holdings, and 30% to the Manager.

MAIN & MAIN RORO PROPERTY OWNER, LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024, AND FOR THE YEARS THEN ENDED

6.	MORTGAGE PAYABLE

The Company obtained a $3,000,000 mortgage loan from Southwest Heritage Bank in December 2023. The loan is interest only charged at the prime rate (6.75% and 7.50% as of December 31, 2025 and 2024, respectively) and has a 2-year term, maturing in December 2025, to match the leaseback period. The bank loan is full recourse, collateralized by the property and by assignment of income from the property, and personally guaranteed by related parties, Jason Merck and Jordan Taylor. In 2025, the loan was extended for two years under the same interest rate terms through December 31, 2027.

The balance on the mortgage loan was $3,000,000 as of both December 31, 2025, and 2024. Interest expense on this loan amounted to $223,474 and $254,598 for the years ended December 31, 2025 and 2024, respectively. Interest payable was $12,603 and $15,046 as of December 31, 2025, and 2024, respectively.

7.	RELATED PARTY TRANSACTIONS

During the year ended December 31, 2025, the Company incurred $12,000 of professional fees which were paid by one of its Members. As of December 31, 2025 and 2024, the Company had outstanding due to related parties balances of $12,000 and $0, respectively.

8.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

9.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through July 22, 2026, the date the financial statements were available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in the financial statements.

ITEM 8. EXHIBITS

Exhibit No.	Description
2.1*	Certificate of Formation of Central RoRo, LLC dated August 16, 2023
2.2*	Amended and Restated Operating Agreement of Central RoRo, LLC, dated June 11, 2024
2.3*	Third Amended and Restated Limited Liability Company Agreement of Main & Main RoRo Property Owner, LLC, dated August 5, 2024
4.1*	Form of Subscription Agreement
6.1*	Broker-Dealer Services Agreement by and between Central RoRo, LLC and DealMaker Securities, LLC dated September 11, 2025
6.2*	Agreement of Purchase and Sale by and between Audacy Atlas, LLC and JMJT Roosevelt 2, LLC dated August 31, 2023
6.3*	Assignment Agreement by and between Main & Main RoRo Property Owner, LLC and JMJT Roosevelt 2, LLC dated November 27, 2023
6.4*	Option Agreement and License Agreement between Breakout 1976, LLC and Atari Interactive, Inc. dated December 27, 2019
6.5*	Amendment No. 1 to the Option Agreement and License Agreement between Breakout 1976, LLC and Atari Interactive, Inc. dated September 30, 2020
6.6*	Amendment No. 2 to the Option Agreement and License Agreement between Breakout 1976, LLC and Atari Interactive, Inc. dated September 30, 2020
6.7*	Amendment No. 3 to the Option Agreement and License Agreement between Breakout 1976, LLC and Atari Interactive, Inc. dated December 15, 2022
6.8*	Amendment No. 4 to the Option Agreement and License Agreement between Breakout 1976, LLC and Atari Interactive, Inc. dated May 29, 2024
6.9*	Assignment and Assumption Agreement by and between Breakout 1976, LLC and AH Endeavors LLC dated February 14, 2025
6.10*	Business Loan Agreement between Main & Main RoRo Property Owner, LLC and Commerce Bank of Arizona, Scottsdale Branch dated December 7, 2023
6.11*	Deed of Trust between Main & Main RoRo Property Owner, LLC, Commerce Bank of Arizona, Scottsdale Branch, and Commerce Bank of Arizona, Tucson Branch dated December 7, 2023
6.12*	Promissory Note between Main & Main RoRo Property Owner, LLC and Commerce Bank of Arizona, Scottsdale Branch dated December 7, 2023
6.13*	Assignment of Rents between Main & Main RoRo Property Owner, LLC and Commerce Bank of Arizona, Scottsdale Branch dated December 7, 2023
6.14*	Memorandum of Understanding by and between Breakout 1976, LLC and Intel Corporation dated November 7, 2023
6.15*	Leaseback Agreement by and between Main & Main RoRo Property Owner, LLC and Audacy Atlas, LLC dated December 8, 2024
6.16*	First Amended and Restated Broker-Dealer Offering Agreement by and between Central RoRo, LLC and OpenDeal Broker LLC d/b/a The Capital R, dated November 29, 2025
6.17*	Broker-Dealer Mutual Referral Agreement by and between DealMaker Securities LLC and OpenDeal Broker LLC, dated October 27, 2025
8.1*	Tri-Party Escrow Agreement by and between Central RoRo, LLC, DealMaker Securities LLC, and Enterprise Bank & Trust dated October 16, 2025
10.1*	Power of attorney (included on the signature page)

*	Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 31, 2026	Central RoRo, LLC

By: Central RoRo Manager, LLC, its Managing Member

	By:	/s/ Jordan Taylor
	Name:	Jordan Taylor
	Title:	Co-Manager of the Manager
(Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jordan Taylor	Co-Manager of the Manager	July 31, 2026
Jordan Taylor	(Principal executive officer and principal financial and accounting officer)

/s/ Jason Merck	Co-Manager of the Manager	July 31, 2026
Jason Merck